Exhibit 10.1

SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

DATED AS OF DECEMBER 22, 2006

AMONG

SIRVA RELOCATION CREDIT, LLC,
AS THE SELLER,

SIRVA RELOCATION LLC,
AS THE INITIAL MASTER SERVICER,

EXECUTIVE RELOCATION CORPORATION,
AS AN INITIAL SUBSERVICER,

SIRVA GLOBAL RELOCATION, INC.,
AS AN INITIAL SUBSERVICER,

 LASALLE BANK NATIONAL ASSOCIATION,
AS THE AGENT

AND

THE PURCHASERS
FROM TIME TO TIME PARTY HERETO

Schedules	Description

Schedule I	Definitions
Schedule II	Purchase Commitments
Schedule III	Included Employers
Schedule IV	Financial Reporting Exceptions

Exhibits	Description

Exhibit A-1	Form of Incremental Purchase Request
Exhibit A-2	Form of Document Schedule
Exhibit B	Form of Request for Document Release
Exhibit C-1	Form of Daily Report
Exhibit C-2	Form of Weekly Report
Exhibit C-3	Form of Monthly Report
Exhibit D	Addresses and Names of Seller and Originators
Exhibit E	Accounts
Exhibit F	Compliance Certificate
Exhibit G	Credit and Collection Policy

Attachments	Description

Attachment 1	Form of Template for Financial Reporting
Attachment 2	Monthly Financial Statement Certificate
Attachment 3	Annual Budget Certificate
Attachment 4	Treasury Operations Information Certificate

v

SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of December 22, 2006 (this “Agreement”), among SIRVA Relocation Credit, LLC, a Delaware limited liability company, as Seller (the “Seller”), SIRVA Relocation LLC, a Delaware limited liability company (“SIRVA Relo”), as the initial master servicer (the “Master Servicer”), Executive Relocation Corporation, a Michigan corporation (“Executive Relo”), as a Subservicer, SIRVA Global Relocation, Inc., a Delaware corporation (“SIRVA Global”), as a Subservicer (in such capacity together with Executive Relo, each a “Subservicer”), LaSalle Bank National Association, as agent for the Purchasers (the “Agent”), LaSalle Bank National Association, as a Purchaser, and the other Purchasers from time to time party hereto.  Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.  The Purchasers’ Commitments are listed on Schedule II.

RECITALS

A.            The Seller, the Master Servicer, Executive Relo as Subservicer, the Purchasers and the Agent are party to that certain Amended and Restated Receivables Sale Agreement dated as of December 23, 2004 (as heretofore amended or otherwise modified, the “Original Receivables Sale Agreement”), pursuant to which the Seller has transferred to the Agent for the benefit of the Purchasers undivided ownership interests in the Receivables, all related Collections and all proceeds of the foregoing.

B.            The Seller, the Master Servicer, the Subservicers, the Agent and the Purchasers wish to amend and restate the Original Receivables Sale Agreement in the form of this Agreement in order to, among other things, (1) provide for an additional class of Investments by certain of the Purchasers in an aggregate principal amount outstanding not to exceed $25,000,000 and (2) reflect the addition of SIRVA Global as an Originator and Subservicer.

The parties hereto agree that effective as of the Second Restatement Date the Original Receivables Sale Agreement is amended and restated to read in its entirety in the form of this Agreement.

ARTICLE I

PURCHASES FROM SELLER AND SETTLEMENTS

Section 1.1.           Sales.

(a)           The Class A Sold Interest.  Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, request that the Class A Purchasers make purchases of undivided ownership interests in the Receivables, all related Collections and all proceeds of the foregoing.  Upon any such request, subject to the terms and conditions of this Agreement, each Class A Purchaser shall purchase such interest.  Such interest shall be transferred to the Agent, as representative of the Class A Purchasers.  Any such purchase (a “Class A Purchase”) shall be made by each Class A Purchaser remitting funds to the Agent, pursuant to Section 1.1(c).  The ownership interest so acquired by a Class A Purchaser in the Receivables and the related Collections and proceeds is herein called its “Class A Purchase

Interest” and entitles such Class A Purchaser to receive payments from the Receivables and the related Collections and proceeds in respect of Class A Investments, Discount and other amounts payable in accordance with the terms of this Agreement, including, without limitation, in accordance with the applicable priorities set forth in Section 1.8.  All of the Class A Purchasers’ Class A Purchase Interests at any time are referred to herein as the “Class A Sold Interest”, which at any time is the aggregate ownership interest then held by the Class A Purchasers in the Receivables and the related Collections and proceeds.

The parties hereto acknowledge and agree that, immediately prior to the effectiveness of this Agreement, the Class A Purchasers held Class A Purchase Interests with an Aggregate Class A Investment of $164,498,115.70 under the Original Receivables Sale Agreement (the “Original Interest”).  The Original Interest shall remain outstanding as hereunder, and nothing in this Agreement shall be deemed to release any ownership or security interest in favor of the Agent or the Purchasers in respect thereof.  All amounts accrued and unpaid under the Original Receivables Sale Agreement  shall continue to be outstanding and payable under this Agreement.

(b)           Class A Purchaser Commitments.  Each Class A Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Class A Purchases before the Termination Date, based on the applicable Class A Purchaser’s Class A Commitment Percentage of each Class A Purchase, to the extent that after giving effect thereto, (i) its Class A Investment would not exceed its Class A Commitment, (ii) the Aggregate Class A Investment would not exceed the Class A Purchase Limit, (iii) the Aggregate Class A Investment would not exceed the Aggregate Class A Commitment, and (iv) (x) the Aggregate Class A Investment would not exceed (y) the Adjusted Class A Net Receivables Balance.  The first Class A Purchase and each additional Class A Purchase is referred to herein as an “Incremental Class A Purchase.”  All Class A Purchases hereunder shall be made ratably by each Class A Purchaser in accordance with the Class A Commitment of such Class A Purchaser.

(c)           Class A Incremental Purchases.  In order to request an Incremental Class A Purchase from a Class A Purchaser, the Seller must provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A-1 (an “Incremental Purchase Request”), by 12:00 noon (Chicago time) on the requested date (the “Class A Purchase Date”) of such Class A Purchase, specifying the requested Class A Purchase Date (which must be a Business Day) and the requested amount (the “Class A Purchase Amount”) of such Class A Purchase, which must be in a minimum amount of $100,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Class A Purchase Amount).  All Incremental Class A Purchases must be requested ratably from all Class A Purchasers.  The Agent shall promptly notify the Purchasers of the contents of such request.  Subject to Section 7.2 and the other terms and conditions hereof, each Class A Purchaser shall transfer the applicable Class A Purchaser’s Class A Commitment Percentage of the requested Class A Purchase Amount to the Agent by no later than 2:00 p.m. (Chicago time) on the Class A Purchase Date.  The Agent shall promptly transfer to the Seller Account the proceeds of any Incremental Class A Purchase delivered to the Agent.

(d)           The Class B Sold Interest.  Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, request that the Class B Purchasers make purchases of undivided ownership interests in the Receivables, all related Collections and all proceeds of the foregoing.  Upon any such request, subject to the terms and conditions of this Agreement, each Class B Purchaser shall purchase such interest.  Such interests shall be transferred to the Agent, as representative of the Class B Purchasers.  Any such purchase (a “Class B Purchase”) shall be made by each Class B Purchaser remitting funds to the Agent, pursuant to Section 1.1(f).  The ownership interest so acquired by a Class B Purchaser in the Receivables and the related Collections and proceeds is herein called its “Class B Purchase Interest” and entitles such Class B Purchaser to receive payments from the Receivables and the related Collections and proceeds in respect of Class B Investments, Discount and other amounts payable in accordance with the terms of this Agreement, including, without limitation, in accordance with the applicable priorities set forth in Section 1.8.  All of the Class B Purchasers’ Class B Purchase Interests at any time are referred to herein as the “Class B Sold Interest”, which at any time is the aggregate ownership interest then held by the Class B Purchasers in the Receivables and the related Collections and proceeds.

(e)           Class B Purchaser Commitments.  If no Class A Incremental Purchase is then available, each Class B Purchaser severally hereby agrees, subject to Section 7.3 and the other terms and conditions hereof, to make Class B Purchases before the Termination Date, based on the applicable Class B Purchaser’s Class B Commitment Percentage of each Class B Purchase, to the extent that after giving effect thereto, (i) its Class B Investment would not exceed its Class B Commitment, (ii) the Aggregate Class B Investment would not exceed the Class B Purchase Limit, (iii) the Aggregate Class B Investment would not exceed the Aggregate Class B Commitment, and (iv) (x) the sum of the Aggregate Class A Investment plus the Aggregate Class B Investment would not exceed (y) the Adjusted Class B Net Receivables Balance.  The first Class B Purchase and each additional Class B Purchase is referred to herein as an “Incremental Class B Purchase.”  All Class B Purchases hereunder shall be made ratably by each Class B Purchaser in accordance with the Class B Commitment of such Class B Purchaser.

(f)            Class B Incremental Purchases.  In order to request an Incremental Class B Purchase from a Class B Purchaser, the Seller must provide to the Agent an Incremental Purchase Request, by 12:00 noon (Chicago time) on the requested date (the “Class B Purchase Date) of such Class B Purchase, specifying the requested Class B Purchase Date (which must be a Business Day) and the requested amount (the “Class B Purchase Amount”) of such Class B Purchase, which must be in a minimum amount of $100,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Class B Purchase Amount).  The initial Class B Purchase Date shall be the Second Restatement Date.  Each subsequent Class B Purchase Date shall be a Weekly Settlement Date.  All Incremental Class B Purchases must be requested ratably from all Class B Purchasers.  The Agent shall promptly notify the Purchasers of the contents of such request.  Subject to Section 7.3 and the other terms and conditions hereof, each Class B Purchaser shall transfer the applicable Class B Purchaser’s Class B Commitment Percentage of the requested Class B Purchase Amount to the Agent by no later than 2:00 p.m. (Chicago time) on the Class B Purchase Date.  The Agent shall promptly transfer to the Seller Account the proceeds of any Incremental Class B Purchase delivered to the Agent.

(g)           Security Interest.  It is the intention of the parties hereto that the Purchases hereunder constitute the sale, transfer and assignment by the Seller to the Purchasers of undivided ownership interests in the Receivables, the Collections and all proceeds of the foregoing (and not merely an extension of credit or a pledge).  Nevertheless, the Seller acknowledges and agrees that none of the Agent, any Purchaser or their representatives have made any representations or warranties concerning the tax, accounting or legal characteristics of the Transaction Documents and that the Seller has obtained and relied upon such tax, accounting and legal advice from its own experts concerning the Transaction Documents as it deems appropriate.  If, notwithstanding the intention of the parties, the transactions contemplated hereby are characterized as an extension of credit or a pledge, the Seller hereby grants to the Agent (for the benefit of the Purchasers) a security interest in all of the Seller’s rights in the Receivables, the Collections, and all proceeds of the foregoing to secure all of the Seller’s obligations under the Transaction Documents.

Section 1.2.           Selection of Discount Rates and Tranche Periods.  (a)  All Investment of each Purchaser shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply; provided that no more than ten Tranches shall be outstanding at any time with respect to the Class A Investments and no more than five Tranches shall be outstanding at any time with respect to the Class B Investments.  Except as set forth below, the Agent shall select the Tranche Periods for all Investments.  Not later than (1) concurrently with any request for an Incremental Purchase from the Purchasers, (2) 3:00 p.m., Chicago time, one Business Day prior to the expiration of any Tranche Period applicable to any Investment of each Purchaser if the requested Tranche Period is a Prime Tranche and (3) 10:00 a.m., Chicago time, two Business Days prior to the expiration of any Tranche Period applicable to any Investment of each Purchaser if the requested Tranche Period is a Eurodollar Tranche, the Master Servicer on behalf of the Seller may request the Discount Rate(s) and Tranche Period(s) to be applicable to such Investment.  All Investment of the Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Class A Investments or Class B Investments, as the case may be.  Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period.  During the continuance of a Termination Event, the Agent may reallocate any outstanding Investment allocated to a Eurodollar Tranche to a Prime Tranche at the end of its then current Tranche Period.  All Discount accrued during a Tranche Period shall be paid by the Seller to the Agent (for the benefit of the Purchasers) on the last day of such Tranche Period.

(a)           If, by the time required in Section 1.2(a), the Seller fails to select a Tranche Period for any Investment of any Purchaser, the Agent may, in its sole discretion, select such Tranche Period.  If, by the time required in Section 1.2(a), the Seller and the Agent do not select a Discount Rate or Tranche Period for any Investment, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period.

(b)           If any Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation or (ii) that deposits of a type and maturity appropriate to match fund any of such Purchaser’s Eurodollar Tranches are not available, then the Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected.  All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche at the termination of the related Tranche Period.

Section 1.3.           Fees and Other Costs and Expenses.  (b)  The Seller shall pay to the Agent such amounts as agreed to with the Seller in the Fee Letter.

(a)           The Seller shall pay to the Agent for the account of each Class A Purchaser a commitment fee computed at 0.35% per annum on the average daily unused portion of such Class A Purchaser’s Class A Commitment.  Such commitment fee shall accrue from the Restatement Date (under the Original Receivables Sale Agreement) to the Termination Date and shall be due and payable monthly in arrears on the Monthly Settlement Date of each month and on the Termination Date.  The commitment fee provided in this Section 1.3(b) shall accrue at all times after the Restatement Date under the Original Receivables Sale Agreement, including at any time during which one or more of the conditions in Article VII are not met.

(b)           The Seller shall pay to the Agent for the account of each Class B Purchaser a commitment fee computed at 0.50% per annum on the average daily unused portion of such Class B Purchaser’s Class B Commitment.  Such commitment fee shall accrue from the Second Restatement Date to the Termination Date and shall be due and payable monthly in arrears on the Monthly Settlement Date of each month and on the Termination Date.  The commitment fee provided in this Section 1.3(c) shall accrue at all times after the Second Restatement Date, including at any time during which one or more of the conditions in Article VII are not met.

(c)           If the amount of Investment of any Purchaser allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each applicable Purchaser.

(d)           Investment shall be payable solely from Collections and from amounts payable under Sections 1.4, 1.6 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables).  The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder and under the Fee Letter, including all Discount, fees described in clauses (a), (b), (c) and (d) above and amounts payable under Article VI.

Section 1.4.           Maintenance of Class A Sold Interest and Class B Sold Interest; Deemed Collection.

(a)           Class A General.  If at any time before the Termination Date the Adjusted Class A Net Receivables Balance is less than the Aggregate Class A Investment, the Seller shall promptly (but not later than one Business Day after the Seller becomes aware of such condition) pay to the Agent an amount equal to such deficiency for application to reduce the Class A Investments of the Class A Purchasers ratably in accordance with the principal amount of their respective Class A Investments, applied first to the outstanding Prime Tranches and second to the outstanding Eurodollar Tranches in the order in which their respective then current Tranche Periods are scheduled to end.

(b)           Class B General.  If on any Weekly Settlement Date the Adjusted Class B Net Receivables Balance is less than the sum of the Aggregate Class A Investment plus the Aggregate Class B Investment, the Seller shall promptly (but not later than one Business Day after the Seller becomes aware of such condition) pay to the Agent an amount equal to such deficiency (to the extent remaining after any amount payable pursuant to Section 1.4(a) is paid, and only after any amount payable pursuant to Section 1.4(a) has been paid) for application to reduce the Class B Investments of the Class B Purchasers ratably in accordance with the principal amount of their respective Class B Investments, applied first to the outstanding Prime Tranches and second to the outstanding Eurodollar Tranches in the order in which their respective then current Tranche Periods are scheduled to end.

(c)           Deemed Collections.  If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller and the related Servicer shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation.  If (i) any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied as of the date a Purchase Interest was conveyed to the Agent on behalf of the Purchasers or, (ii) the Seller has not taken the action required to be taken by it with respect to a Receivable under Section 5.6, the Seller shall be deemed to have received on such day a Collection in the outstanding principal amount of such Receivable.  If a Receivable was identified as an Eligible Receivable in any writing given to the Agent or the Purchasers, but was not an Eligible Receivable when so identified, the Seller and the related Servicer shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable.  All such Collections deemed received by the Seller and the related Servicer under this Section 1.4(c) shall be remitted by them to the Collection Account within one Business Day after such deemed receipt in accordance with Sections 5.1(i) and 5.2(h).

(d)           Adjustment to Sold Interests.  At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.4(c) (“Deemed Collections”) that derives from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists the Seller may satisfy its obligation to deliver such amount to the related Servicer by instead notifying the Agent that each Sold Interest should be recalculated by decreasing the Net Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause (i) the Adjusted Class A Net Receivables Balance to be less than the Aggregate Class A Investment or (ii) the Adjusted Class B Net Receivables Balance to be less than the sum of the Aggregate Class A Investment plus the Aggregate Class B Investment.

(e)           Payment Assumption.  Unless an Obligor otherwise specifies (by reference to a particular invoice or otherwise) or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the related Servicer as such.

Section 1.5.           Reduction in Commitments.

(a)           The Seller may, upon thirty days’ notice to the Agent, reduce the Aggregate Class A Commitment in increments of $5,000,000, so long as the Aggregate Class A Commitment at all times equals or exceeds the outstanding Aggregate Class A Investment.  Each such reduction in the Aggregate Class A Commitment shall reduce the Class A Commitment of each Class A Purchaser in accordance with its Class A Commitment Percentage and shall reduce the Class A Purchase Limit by a corresponding amount.

(b)           The Seller may, upon thirty days’ notice to the Agent, reduce the Aggregate Class B Commitment in increments of $5,000,000, so long as the Aggregate Class B Commitment at all times equals or exceeds the outstanding Aggregate Class B Investment.  Each such reduction in the Aggregate Class B Commitment shall reduce the Class B Commitment of each Class B Purchaser in accordance with its Class B Commitment Percentage and shall reduce the Class B Purchase Limit by a corresponding amount.

Section 1.6.           Optional Repurchases.  At any time that the Aggregate Investment is less than 10% of the highest Aggregate Investment outstanding at any time hereunder, the Master Servicer may, upon thirty days’ notice to the Agent, purchase the Sold Interests from the Purchasers at a price equal to the outstanding Matured Aggregate Class A Investment, the outstanding Matured Aggregate Class B Investment and all other amounts then owed hereunder.

Section 1.7.           Assignment of Purchase Agreement.  The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder) all of the Seller’s right, title and interest in, to and under the Purchase Agreement.  The Seller shall file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment.  This assignment includes (a) all monies due and to become due to the Seller from the Originators or the Parent under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to either such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originators or the Parent under or in connection with the Purchase Agreement.  All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person.  At any time after a Servicer Replacement Event, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or any of the promissory notes executed thereunder).  All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

Section 1.8.           Allocations and Distributions.

(a)           Accounts.  The Agent will at all times maintain the Collection Account and the Investment Account in the name of the Agent and the Agent shall have exclusive control of, and a valid, perfected and first priority security interest in, such accounts.  The Servicers have given, or will give, written directions to each Included Employer and each Origination Home Closing Agent, no later than February 15, 2005 (or, if later, the date on which such Person becomes an Included Employer or otherwise becomes obligated to remit any amounts in respect of the Receivables), to remit all amounts due in respect of the Receivables to the Collection Account;

provided that if the Seller or a Servicer shall receive any Collections, it shall remit such Collections to the Collection Account within three Business Days of such receipt.  No withdrawals, payments or transfers of funds from the Collection Account or the Investment Account shall be made except upon the written direction of the Agent in accordance with this Section.  The amounts held in the Collection Account may be transferred to the Investment Account and invested and reinvested by the Agent solely in Permitted Investments credited to the Investment Account selected by the Seller in a written notice to the Agent (unless a Termination Event exists, in which case such transfer and investment shall be at the discretion of, and in Permitted Investments selected by, the Agent).  Yield on such investments shall be deposited in the Investment Account and allocated in accordance with this Section.  To the extent that the Collection Account and the Investment Account constitute “Securities Accounts” as defined in Section 8.501(a) of the UCC, LaSalle will act as Securities Intermediary and will treat the Agent, for whom the Securities Intermediary maintains the Collection Account and the Investment Account, as entitled to exercise the rights that comprise the property, including all Security Entitlements, Securities, Financial Assets, Investment Property and Instruments (each as defined in the UCC).  In the event that the Collection Account and the Investment Account are not considered to be “Securities Accounts” under applicable law, the Collection Account and the Investment Account shall be deemed to be “deposit accounts” (as defined in the UCC) to the extent a security interest can be granted and perfected under the UCC in the Collection Account and the Investment Account as deposit accounts, which the Agent shall maintain with LaSalle acting not as a securities intermediary but as a “bank” (as defined in the UCC).  The Agent, acting on behalf of the Purchasers, shall be deemed to be the customer of the LaSalle for purposes of the Collection Account and the Investment Account and as such shall be entitled to all the rights that customers of banks have under applicable law with respect to deposit accounts, including the right to withdraw funds from, or close, the Collection Account and the Investment Account (which rights shall be exercised in accordance with the terms of this Agreement). LaSalle shall credit the Collection Account and the Investment Account with all receipts of interest, dividends, and other income received on or in respect of the property held in the each of the respective accounts.  LaSalle agrees that its jurisdiction is the State of Illinois for all purposes of the UCC.

LaSalle hereby (i) subordinates to the interests of the Agent and the Purchasers any security interest, lien, or right of recoupment or setoff that LaSalle may have in its individual capacity, now or in the future, against the Collection Account and the Investment Account, and (ii) agrees that it will not exercise any right in respect of such security interest or lien or any right of recoupment or setoff until the interests of the Agent and the Purchasers in the Collection Account and the Investment Account are terminated, except that LaSalle is permitted to charge the Collection Account and the Investment Account (i) for its fees and charges relating to such accounts and services related to such accounts and the Transaction Documents, and (ii) for any check or wire transfer deposited into either such account or other credit to either such account if such check, wire transfer or credit is subsequently returned unpaid, and (iii) for the ratable benefit of the Agent and the Purchasers.

(b)           Business Day Payments.  On each Business Day other than a Weekly Settlement Date, unless the Termination Date shall have occurred, the Available Funds in the Collection Account shall be transferred by the Agent to the Class A Purchasers to reduce the Class A Investments ratably to the extent of the Principal Distribution Amounts.

(c)           Weekly Settlement Dates.  On each Weekly Settlement Date, unless the Termination Date shall have occurred, Available Funds, first from the Collection Account and second from the Investment Account, shall be applied to the extent required to make the following payments:

(i)            first, ratably to the Class A Purchasers an amount, if any, to reduce the Class A Investments so that the Aggregate Class A Investment does not exceed the Adjusted Class A Net Receivables Balance; and

(ii)           second, ratably to the Class B Purchasers an amount, if any, to reduce the Class B Investments so that the sum of  the Aggregate Class A Investment and the Aggregate Class B Investment does not exceed the Adjusted Class B Net Receivables Balance.

(d)           Monthly Settlement Dates.  On each Monthly Settlement Date, unless the Termination Date shall have occurred, Available Funds in the Collection Account and the Investment Account received in the preceding month (and not including Available Funds received since the end of the preceding month) shall be applied as follows:

(i)            first, ratably to the Class A Purchasers until all Principal Distribution Amounts, Discount and fees previously accrued but not yet paid shall have been paid in full;

(ii)           second, ratably to the Class A Purchasers until all other amounts then due and payable to the Class A Purchasers under the Transaction Documents shall have been paid in full;

(iii)          third, ratably to the Class B Purchasers until all Principal Distribution Amounts, Discount and fees previously accrued but not yet paid shall have been paid in full;

(iv)          fourth, ratably to the Class B Purchasers until all other amounts then due and payable to the Class B Purchasers under the Transaction Documents shall have been paid in full;

(v)           fifth, to the Agent until all amounts then due and payable to the Agent under the Transaction Documents shall have been paid in full;

(vi)          sixth, to any other Person (other than the Servicers and the Originators) to whom any amounts are then due and payable under the Transaction Documents until all such amounts shall have been paid in full;

(vii)         seventh, ratably to the Servicers until all amounts then due and payable to the Servicers under the Transaction Documents shall have been paid in full;

(viii)        eighth, ratably to the Originators until any amounts then due and payable under the Subordinated Notes shall have been paid in full; and

(ix)           ninth, to the Seller.

(e)           Termination Date.  On each day on and after the Termination Date, all Available Funds in the Collection Account and the Investment Account shall be allocated as follows:

(i)            first, ratably to the Class A Purchasers until all Class A Investments of, and Discount and fees previously accrued but not already paid to, the Class A Purchasers shall have been paid in full;

(ii)           second, ratably to the Class A Purchasers until all other amounts owed to the Class A Purchasers shall have been paid in full;

(iii)          third, ratably to the Class B Purchasers until all Class B Investments of, and Discount and fees previously accrued but not already paid to, the Class B Purchasers shall have been paid in full;

(iv)          fourth, ratably to the Class B Purchasers until all other amounts owed to the Class B Purchasers shall have been paid in full;

(v)           fifth, to the Agent until all amounts owed to the Agent shall have been paid in full;

(vi)          sixth, to any other Person (excluding the Servicers and the Originators) to whom any amounts are owed under the Transaction Documents until all such amounts shall have been paid in full;

(vii)         seventh, ratably to the Servicers until all amounts owed to them under the Transaction Documents shall have been paid in full;

(viii)        eighth, ratably to the Originators until any amounts then due and payable under the Subordinated Notes shall have been paid in full; and

(ix)           ninth, to the Seller.

No distributions shall be made to pay amounts under clauses (vi), (vii), (viii) and (ix) above until sufficient Available Funds have been set aside to pay all amounts described in clauses (i) through (v) that may become payable for all outstanding Tranche Periods.

(f)            Ratable Distributions.  All distributions shall be made ratably within each priority level in accordance with the respective amounts then due each Person (or group of Persons) included in such level unless otherwise agreed by the Agent.

(g)           Payment by Seller.  As provided in Section 1.3(e) all Discount and other amounts payable hereunder other than Investment are payable by the Seller.  If any part of any Collections is applied to pay any such amounts pursuant to this Section 1.8, the Seller shall pay to the Servicer the amount so applied for distribution as part of Collections.

(h)           Other Funds.  If at any time Servicer shall have notified the Agent that a portion of the funds deposited into the Collection Account do not constitute the Collections or other proceeds of the Receivables, and shall have provided to the Agent such other information or verification as the Agent shall request with respect thereto, and such funds shall not have been theretofore applied as Collections in accordance with this Article I, the Agent shall instruct LaSalle to remit the amount of such funds to the Seller from collected funds then on deposit in the Collection Account.  Unless and until the Agent receives such notice and other information or verification, the Agent may treat and apply such funds as Collections.  If the Agent receives such notice and other information or verification after applying any such funds that do not constitute Collections, such application of funds shall not be reversed, provided that the Receivables Balance shall be increased, as applicable, to reflect that such applied funds were not Collections.

Section 1.9.           Additional Included Employers and Eligible Relocation Services Agreements.  Schedule III to the Receivables Sale Agreement may be amended from time to time at the request of the Seller and the Originators with the consent of the Agent to add an additional Employer and Relocation Services Agreement as an Included Employer and an Eligible Relocation Services Agreement, provided that (i) the Agent has received a complete and correct copy of the related Relocation Services Agreement (including, without limitation, all exhibits, schedules, amendments and addenda thereto), (ii) the related Relocation Services Agreement is in a form substantially similar to one or more Relocation Services Agreements from which Eligible Receivables have arisen prior to February 28, 2005 and otherwise is in form and substance satisfactory to the Agent, (iii) such additional Included Employer provides a written consent to the assignments under the Transaction Documents in a form substantially similar to the form of consent obtained from one or more Eligible Employers prior to February 28, 2005 and otherwise in form and substance satisfactory to the Agent prior to Schedule III being amended to add such additional Included Employer, (iv) all necessary approvals and releases with respect to the conveyance of the Receivables arising under such related Relocation Services Agreement have been obtained and are in form and substance satisfactory to the Agent, (v) such additional Included Employer otherwise meets the criteria set forth in the definition of “Eligible Employer”, (vi) such related Relocation Services Agreement otherwise meets the criteria set forth in the definition of “Eligible Relocation Services Agreement”, and (vii) such additional Included Employer is acceptable to the Agent.

Section 1.10.        Increases in Aggregate Class A Commitment and Class A Purchase Limit.

(a)           Request for Increase.  Provided there exists no Potential Termination Event, upon notice to the Agent (which shall promptly notify the Purchasers), the Seller may from time to time on or prior to December 31, 2006, request an increase in the Aggregate Class A Commitment and the Purchase Limit by an amount (for all such requests) not exceeding $6,875,000; provided that any such request for an increase shall be in a minimum amount of $2,000,000.

(b)           Class A Purchasers.   To achieve the full amount of a requested increase and subject to the approval of the Agent, the Seller may invite existing Purchasers to increase their respective Class A Commitments and/or additional Persons to become Class A Purchasers pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel;

provided that nothing herein shall require any Class A Purchaser to increase its Class A Commitment.  Any Class A Commitment of a Person becoming a new Class A Purchaser under this Section 1.10 shall be in an amount of at least $5,000,000.

(c)           Effective Date and Allocations.  If the Aggregate Class A Commitment and Class A Purchase Limit are increased in accordance with this Section, the Agent and the Seller shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Agent shall promptly notify the Seller and the Purchasers of the final allocation of such increase and the Increase Effective Date.

(d)           Effectiveness of Class A Commitment Increase.  As a condition precedent to such increase, the Seller shall deliver to the Agent a certificate of each SIRVA Entity dated as of the Increase Effective Date confirming that all corporate or limited liability company action to authorize such increase has been taken and that no Potential Termination Event exists and the SIRVA Entities shall pay an increase fee of 0.15% of the amount of each increase of the Class A Commitment of any Class A Purchaser to the Agent for the account of such Class A Purchaser.  The Class A Purchasers shall make and receive such payments between themselves on the Increase Effective Date to the extent necessary to make their respective Class A Purchase Interests pro rata in accordance with their respective Class A Commitments after giving effect to such increase.  Schedule II to the Receivables Sale Agreement shall be modified to reflect the increase in the Aggregate Class A Commitment, any new Class A Purchaser and any change in Class A Commitments.

ARTICLE II

CUSTODY OF SPECIFIED DOCUMENTS

Section 2.1.           Specified Documents.  (c)  The Specified Documents relating to the Receivables shall be held on behalf of and in trust for the Agent and the Purchasers in the custody of a Person (a “Custodian”) designated to so act on behalf of the Purchasers under this Article II.  As the initial Custodians, each of SIRVA Relo, Executive Relo and SIRVA Global is hereby designated as, and agrees to perform the duties and obligations of, a Custodian for the Specified Documents relating to Receivables originated by it.  Each initial Custodian acknowledges that the Agent and each Purchaser have relied on the initial Custodians’ agreement to act as Custodians (and the agreement of any of the sub-custodians to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Custodian.  At any time after the occurrence of a Servicer Replacement Event, the Agent may designate a new Custodian to succeed any initial Custodian (or any successor Custodian).  The Agent may at any time after the occurrence of a Servicer Replacement Event remove or replace any sub-custodian.  If replaced, each Custodian agrees it will turn over possession of the Specified Documents in its possession to the successor Custodian.

(a)           Not less than two Business Days prior to any proposed Purchase Date (or, in the case of the initial Purchase Date, on the initial Purchase Date), the Seller or its designee shall deliver or cause to be delivered (i) to the related Custodian, the Specified Documents with respect to each Receivable proposed to be added to the Net Receivables Balance hereunder, together with the related Document Schedule, and (ii) to the Agent, the Document Schedule (or

other report specifying such information regarding Receivables being added to the Net Receivables Balance as the Agent requires).  Unless the Agent shall agree otherwise in writing, delivery to the related Custodian of the Specified Documents and the Documents Schedule shall be conditions precedent to any Purchase on such Purchase Date.  If the Agent so agrees, the Seller shall cause any missing Specified Documents to be delivered to the related Custodian within the time reasonably required by the Agent (which time shall not exceed 10 days), and failure to do so shall cause the related Receivable to cease being an Eligible Receivable.  The Seller and the Servicer shall mark their files relating to the Receivables to note the interest of the Agent and the Purchasers therein.

(b)           Each Custodian shall maintain custody of the Specified Documents in trust for the benefit of the Agent and the Purchasers in a secure fire resistant facility in accordance with its customary standards for maintaining custody of the comparable documents, separate from other documents of the Originators and marked to note the interest of the Agent and the Purchasers hereunder.  Each Custodian will permit, upon reasonable notice, at any time during reasonable business hours, the Agent or any Purchaser (or any representative thereof) to visit the offices and properties of such Custodian for the purpose of examining such arrangements and to discuss matters relating thereto with any of such Custodian’s officers, directors or employees having knowledge of such matters.

Section 2.2.           Servicing Releases.  (d)  From time to time upon request of a Servicer for release or delivery of any Specified Document, which request to a Custodian (if the Custodian is not the same entity as such Servicer) shall be substantially in the form of Exhibit B hereto, such Custodian shall release and make delivery of such Specified Documents within its possession as so instructed.  By a delivery of any such request, such Servicer shall be deemed to have certified that the release or delivery of such Specified Document is consistent with the requirements of this Agreement and the other Transaction Documents.  Shipment of the Specified Documents may be made by courier, delivery or personal delivery (confirmation receipt requested) or such other means as shall be directed by such Servicer.  All Specified Documents so released or delivered shall be held by such Servicer, or under its control, in trust for the benefit of the Agent and the Purchasers.  Such Servicer shall return such documents to such Custodian when such Servicer’s servicing need no longer exists,  unless such release is in connection with the liquidation of the related Receivable or payment in full of the related Receivable in accordance with its terms.

(a)           In no event shall any Custodian have any liability for risks associated with the shipment or delivery of any Specified Documents, absent such Custodian’s gross negligence or willful misconduct.

(b)           At the request of the Servicer, a Custodian shall provide to the Servicer copies of Specified Documents held by such Custodian.

Section 2.3.           Cooperation.  (e)  Each Servicer will cooperate with the Custodians, and provide such information as any Custodian shall reasonably request from time to time, in connection with such Custodian’s custody of the Specified Documents.

(a)           Nothing contained in this Article II shall impair or diminish any obligation of the Seller or any Servicer with respect to the servicing or collection of the Receivables.  The Agent will have no liability in connection with its maintenance of custody of any Specified Documents absent its own willful misconduct or gross negligence.  Without limiting the foregoing the Agent shall have no obligation to request receipt of any documents the existence of which has not been made known.

ARTICLE III

ADMINISTRATION AND COLLECTIONS

Section 3.1.           Appointment of Servicer.  (f)  The servicing, administering and collecting of the Receivables shall be conducted by a Person or Persons (whether designated as a “Master Servicer” or “Subservicer,” each a “Servicer”) designated to so act on behalf of the Purchasers under this Article III.  As the initial Master Servicer, SIRVA Relo is hereby designated as, and agrees to perform the duties and obligations of, the Servicer.  The Master Servicer acknowledges that the Agent and each Purchaser have relied on the Master Servicer’s agreement to act as Servicer (and the agreement of each Subservicer and any of the other sub-servicers to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Servicer.  At any time after the occurrence of a Servicer Replacement Event, the Agent may designate a new Servicer to succeed the Master Servicer, any Subservicer or any successor Servicer.

(a)           The Master Servicer may, and if requested by the Agent shall, delegate its duties and obligations as Servicer to any Affiliate (acting as a sub-Servicer).  The Master Servicer hereby delegates to Executive Relo, as an initial Subservicer, its duties and obligations as Servicer with respect to Receivables originated by Executive Relo.  The Master Servicer hereby delegates to SIRVA Global, as an initial Subservicer, its duties and obligations as Servicer with respect to Receivables originated by SIRVA Global.  Notwithstanding such delegation, the Master Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to the Master Servicer for such performance.  The Agent may at any time after the occurrence of a Servicer Replacement Event remove or replace any sub-Servicer, including any Subservicer.

(b)           If replaced, each Servicer agrees it will terminate, and will cause each existing sub-Servicer to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Servicer.  Each Servicer shall cooperate with and assist any new Servicer in assuming the obligation to service the Receivables, including all reasonable efforts to provide the Servicer with access to all software programs necessary or desirable to collect the Receivables.  For a ninety day period after the appointment of a new Servicer, at its own expense, each Servicer irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Servicer in substantially the same manner as such Servicer conducted such data-processing functions while it acted as the Servicer.

Section 3.2.           Duties of Servicer.  (g)  Each Servicer shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the applicable Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention such Servicer exercises in collecting other receivables or obligations owed solely to it.  Subject to Section 1.8(a), the Servicers will give written directions to each Included Employer and each Origination Home Closing Agent, no later than February 15, 2005 (or, if later, the date on which such Person becomes obligated to remit any amounts in respect of the Receivables), to remit all amounts due in respect of the Receivables to the Collection Account; provided that if the Seller or a Servicer shall receive any Collections, it shall remit such Collections to the Collection Account within three Business Days of such receipt.  Each party hereto hereby appoints the Servicer to enforce such Person’s rights and interests in the Receivables.  The Servicer shall be entitled to commence or settle any legal action to enforce the collection of any Receivable; provided that, except with respect to Reserved Collection Matters, the Agent shall have the right to approve any such settlement unless the related Originator shall have elected to treat such settlement as an event giving rise to a Deemed Collection under Section 3.2 of the Purchase Agreement and shall have made all payments required with respect thereto under such Section, and the Seller shall have made any payment required to be made in respect of such Deemed Collection under Section 1.4.  If at any time, the Agent notifies a Servicer that the Agent believes litigation would be an appropriate means to collect any Receivable (other than in respect of Reserved Collection Matters), and such Servicer declines to initiate such litigation after good faith discussion with the Agent, the Agent shall be entitled to notify the Obligor on such Receivable of the assignment of an interest therein to the Agent and/or to initiate litigation with respect thereto in the name of the Purchasers or in the name of the related Originator or the Seller unless the related Originator shall have elected to treat such Receivable as the subject of a dispute giving rise to Deemed Collections under Section 3.2 of its Purchase Agreement and shall have made all payments required with respect thereto under such Section, and the Seller shall have made any payment required to be made in respect of such Deemed Collection under Section 1.4.

(a)           If no Potential Termination Event exists and a Servicer determines that such action is appropriate in order to maximize the Collections, such Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Receivable or adjust the outstanding balance of any Receivable; provided that (i) no such extension shall be for a period more than sixty (60) days (or, in the case of an Equity Advance, 180 days), and (ii) such extension shall not permit a Receivable to be an Eligible Receivable if it would otherwise cease to be an Eligible Receivable.  Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or limit any rights of the Agent or the Purchasers hereunder.  If a Potential Termination Event exists, a Servicer may make such extensions or adjustments only with the prior consent of the Agent.  No Servicer shall make any modification or adjustment or waive any obligation of any Obligor with respect to any Receivable without the prior consent of the Agent.

Section 3.3.           Reports.  On each Business Day, the Master Servicer shall deliver to the Agent a report reflecting information as of the close of business on the next preceding Business Day (each a “Daily Report”), containing the information described on Exhibit C-1 (with such modifications or additional information as requested by the Agent).  On or before each Weekly Reporting Date, the Master Servicer shall deliver to the Agent a report reflecting information as of the close of business on the next preceding Business Day (each a “Weekly Report”), containing the information described on Exhibit C-2 (with such modifications or additional information as requested by the Agent).  On or before each Monthly Reporting Date, and at such other times (following reasonable written notice from the Agent) covering such other periods as is requested by the Agent, the Master Servicer shall deliver to the Agent a report reflecting information as of the close of business of the Servicer for the immediately preceding calendar month or such other preceding period as is requested (each a “Monthly Report”), containing the information described on Exhibit C-3 (with such modifications or additional information as reasonably requested by the Agent).  On or before the last day of each calendar quarter, the Master Servicer shall deliver to the Agent a report detailing all Receivables by type and Obligor, including current notice information for each Obligor.

Section 3.4.           Enforcement Rights.  (h)  At any time after the occurrence of a Servicer Replacement Event, the Agent may (and, at the direction of the Required Purchasers, shall, or, if a Class B Enforcement Trigger exists, at the direction of the Required Class B Purchasers, shall) direct any Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee.  The Agent may, and the Seller shall, at the Agent’s request, withhold the identity of the Purchasers from the Obligors and the Lock-Box Banks.  Upon the Agent’s request following a Servicer Replacement Event, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interests and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and to transfer (or cause to be transferred) to the Agent (or its designee) licenses for the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, within one Business Day of receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Collection Account.  The Seller and the Servicers hereby confirm that all software currently used to collect or service Receivables was developed and owned by them, and hereby grant to the Agent a license to use any and all such software, which license is coupled with an interest and is irrevocable.

(a)           Upon the occurrence of a Recording Trigger Event, the Servicers shall complete and record or to cause to be recorded (and the Seller and each Servicer hereby consent to the Servicers or the Agent completing and recording or hereby causing to be recorded) in the real estate records of the applicable jurisdictions (A) Relocating Employee Contracts, Origination Home Deeds and/or Origination Home Purchase Contracts in such manner and in the names of such transferees as the Agent may require and (B) such other documents as the Agent may reasonably require, in form reasonably satisfactory to the Agent, evidencing the conveyance of Relocating Employee Contracts, Origination Home Deeds and/or Origination Home Purchase Contracts.

(b)           Each Servicer shall segregate any Collections received by it from other funds of the Seller and the Servicers within three Business Days of receipt and hold such amounts for the Agent (for the benefit of the Purchasers).  The Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement.  The Agent’s powers under this Section 3.4(c) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

(c)           The Agent is hereby authorized to give notice at any time after the occurrence and during the continuance of a Termination Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Agreements and to take all actions permitted under the Lock-Box Agreements.  The Seller and each Servicer agree to take any action requested by the Agent to facilitate the foregoing.  After the Agent takes any such action under the Lock-Box Agreements, the Seller and each Servicer shall immediately deliver to the Agent any Collections received by the Seller or such Servicer.  Should the Agent receive written notice (together with satisfactory proof) that amounts it has previously received are not Collections, if such amounts have not theretofore been applied as Collections pursuant to Article I, the Agent shall remit such amounts to the applicable Servicer promptly after receiving such notice and proof.  Unless and until the Agent receives such notice and proof, the Agent may treat and apply amounts received in the Collection Account as Collections.  If the Agent receives such notice and proof after applying any such amounts as Collections, such application of amounts shall not be reversed, provided that the Receivables Balance shall be increased, as applicable, to reflect that such applied amounts were not Collections.

(d)           None of the Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

(e)           During the existence of a Termination Event, in addition to the rights otherwise provided herein, in the other Transaction Documents or by applicable law to the Agent and the Purchasers, the Agent may exercise for the ratable benefit of the Purchasers all rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised), including, without limitation, the right to sell the Receivables (or any portion thereof), in one or more sales.  The Agent shall exercise any such rights for the ratable benefit of the Purchasers upon the direction of the Required Purchasers or, if a Class B Enforcement Trigger exists, upon the direction of the Required Class B Purchasers.

Section 3.5.           Servicer Fee.  On each Monthly Settlement Date, the Seller shall pay to the Master Servicer a fee (for the account of itself and the Subservicer) for the immediately preceding calendar month as compensation for its services (the “Servicer Fee”) equal to (a) at all times the Seller or an Affiliate of any SIRVA Entity is the Master Servicer, a rate equal to 0.60% per annum of the Receivables Balance as of the first day of such preceding calendar month, and (b) at all times any other Person is the Master Servicer, a reasonable amount agreed upon by the Agent and the new Servicer on an arm’s-length basis reflecting rates and terms prevailing in the market at such time.  The Master Servicer may only collect the Servicer Fee to the extent funds are available for the purpose under Section 1.8.  The Seller shall be obligated to reimburse any such payment pursuant to Section 1.4 or 1.8.

Section 3.6.           Responsibilities of the Seller.  The Seller shall, or shall exercise its rights under the Purchase Agreement to cause the Originators to, pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction.  The Seller shall, and shall exercise its rights under the Purchase Agreement to cause the Originators to, perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the

Receivables had not been transferred hereunder or, in the case of the Originators, under the Purchase Agreement.  The Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or any Originator from such obligations.  None of the Agent or any Purchaser shall have any obligation to perform any obligation of the Seller or of any Originator or the other obligation or liability in connection with the Receivables.

Section 3.7.           Actions by Seller.  The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, any Originator or any other Affiliate of the Seller or of any Originator (whether acting as Servicer, sub-Servicer or otherwise) related to any Receivable, or arising out of any alleged failure of compliance of any Receivable with the provisions of any law or regulation.

Section 3.8.           Indemnities by Servicers.  Without limiting any other rights any such Person may have hereunder or under applicable law, the Servicers, jointly and severally, hereby indemnify and hold harmless the Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

(i)            any written representation or warranty made by a Servicer (or any employee or agent of a Servicer) in this Agreement, any other Transaction Document, any Monthly Report or any other information or report delivered by a Servicer pursuant hereto, which shall have been false or incorrect in any material respect when made;

(ii)           the failure by a Servicer to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii)          any loss of a perfected security interest or ownership interest (or in the priority of such security interest or ownership interest) as a result of a Servicer acting as Custodian or as a result of any commingling by a Servicer of funds to which the Agent or any Purchaser is entitled hereunder with any other funds; or

(iv)          any failure of a Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which a Servicer is a party;

whether arising by reason of the acts to be performed by a Servicer hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification, or (b) such Indemnified Losses resulted due to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser (determined on the assumption that the transactions contemplated hereby would constitute debt for tax purposes); provided, however, that nothing contained in this sentence shall limit the liability of the Servicers or limit the recourse of the Agent and each Purchaser to the Servicers for any amounts otherwise specifically provided to be paid by the Servicers hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.           Seller Representations and Warranties.  The Seller represents and warrants to the Agent and each Purchaser as of the date hereof and as of each Purchase Date that:

(a)           Corporate Existence and Power.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

(b)           Corporate Authorization and No Contravention.  The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its limited liability company agreement or (C) (subject to the Permitted Exceptions) any agreement, order or other instrument to which it is a party or its property is subject except where such contravention or default would not reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller.

(c)           No Consent Required.  No approval, authorization or other action by, or filings with, any Governmental Authority or (subject to the Permitted Exceptions) other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Seller of any Transaction Document or any transaction contemplated thereby.

(d)           Binding Effect.  Each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e)           Perfection of Ownership Interest.  The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections, subject to the Permitted Exceptions.

(f)            Accuracy of Information.  All information furnished by or on behalf of the Seller to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, was true and accurate in all material respects when so furnished (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading in light of the circumstances in which such information was furnished).

(g)           No Actions, Suits.  There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, or any of its respective properties, that would reasonably be expected to have a Material Adverse Effect.  The Seller is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would reasonably be expected to have a Material Adverse Effect.

(h)           Accuracy of Exhibits; Accounts.  All information on Exhibits D-E (listing offices and names of the Seller and the Originators and where they maintain Records; and the Collection Account, the Lock-Box Accounts and the Investment Account), is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V.  The Seller has not granted any interest in the Collection Account or the Lock-Box Accounts to any Person other than the Agent and, the Agent has exclusive control of the Collection Account, the Investment Account and, subject to Sections 1.8(a) and 5.2(h), the Lock-Box Accounts.

(i)            Credit and Collection Policy.  Each Receivable has been originated in material compliance with the Credit and Collection Policy.

(j)            Sales by the Originator.  Each sale by an Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to such Originator of the purchase price described in the Purchase Agreement.  Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by such Originator to the Seller.

Section 4.2.           Master Servicer Representations and Warranties.  The Master Servicer represents and warrants to the Agent and each Purchaser as of the date hereof and as of each Purchase Date that:

(a)           Company Existence and Power.  The Master Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a  Material Adverse Effect.

(b)           Company Authorization and No Contravention.  The execution, delivery and performance by the Master Servicer of each Transaction Document to which it is a party (i) are within its limited liability company powers, (ii) have been duly authorized by all necessary company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its constitutional documents or (C) any agreement, order or other instrument to which it is a party or its property is subject except where such contravention or default would not reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Master Servicer.

(c)           No Consent Required.  No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Master Servicer of any Transaction Document or any transaction contemplated thereby.

(d)           Binding Effect.  Each Transaction Document to which the Master Servicer is a party constitutes the legal, valid and binding obligation of the Master Servicer enforceable against the Master Servicer in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e)           Accuracy of Information.  All information furnished by or on behalf of the Master Servicer to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, was true and accurate in all material respects when so furnished (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading in light of the circumstances in which such information was furnished).

(f)            No Actions, Suits.  There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Master Servicer, or any of its respective properties, that would reasonably be expected to have a Material Adverse Effect.  The Master Servicer is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would reasonably be expected to have a Material Adverse Effect.

(g)           Credit and Collection Policy.  The Master Servicer has administered each Receivable in accordance in all material respects with the Credit and Collection Policy.

Section 4.3.           Subservicer Representations and Warranties.  Each Subservicer represents and warrants to the Agent and each Purchaser as of the date hereof and as of each Purchase Date that:

(a)           Company Existence and Power.  The Subservicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan (in the case of Executive Relo) or Delaware (in the case of SIRVA Global) and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

(b)           Company Authorization and No Contravention.  The execution, delivery and performance by the Subservicer of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its constitutional documents or (C) any agreement, order or other instrument to which it is a party or its property is subject except where such contravention or default would not reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Subservicer.

(c)           No Consent Required.  No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Subservicer of any Transaction Document or any transaction contemplated thereby.

(d)           Binding Effect.  Each Transaction Document to which the Subservicer is a party constitutes the legal, valid and binding obligation of the Subservicer enforceable against the Subservicer in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e)           Accuracy of Information.  All information furnished by or on behalf of the Subservicer to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, was true and accurate in all material respects when so furnished (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading in light of the circumstances in which such information was furnished).

(f)            No Actions, Suits.  There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Subservicer, or any of its respective properties, that would reasonably be expected to have a Material Adverse Effect.  The Subservicer is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would reasonably be expected to have a Material Adverse Effect.

(g)           Credit and Collection Policy.  The Subservicer has administered each Receivable in accordance in all material respects with the Credit and Collection Policy.

Section 4.4.           Specified Adjustments.  Except as has been disclosed by the Servicers to the Purchasers in the supplement to the Fee Letter delivered in connection with the First Amendment dated as of March 31, 2005 to the Original Receivables Sale Agreement, the adjustments described in the definition of “Specified Adjustment” do not result from (and are not alleged by any Governmental Authority or Responsible Person to have resulted from) fraud, misconduct or similar circumstances; and the matters disclosed in the Press Releases and related matters will not have a Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.1.           Covenants of the Seller.  The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent, the Required Class A Purchasers and the Required Class B Purchasers shall otherwise consent:

(a)           Financial Reporting.  The Seller will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent:

(i)            Annual and Quarterly Financial Statements.  Except as otherwise provided in Schedule IV,

(A)          as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of SIRVA, Inc. ending on or after December 31, 2004, a copy of the audited consolidated balance sheet of SIRVA, Inc. and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Agent (it being agreed that the furnishing of SIRVA, Inc.’s Annual Report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Seller’s obligation under this Section 5.1(a)(i) with respect to such year);

(B)           as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of SIRVA, Inc., the unaudited consolidated balance sheet of SIRVA, Inc. and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of SIRVA, Inc. and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Designated Financial Officer of SIRVA, Inc. as being fairly stated in all material respects (subject to normal year end audit and other adjustments) (it being agreed that the furnishing of SIRVA, Inc.’s Quarterly Report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Seller’s obligations under this Section 5.1(a)(ii) with respect to such quarter);

(C)           as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent ending on or after December 31, 2004 a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Agent; and

(D)          as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of the Parent and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Designated Financial Officer of the Parent as being fairly stated in all material respects (subject to normal year end audit and other adjustments);

all such financial statements delivered pursuant to Section 5.1(a)(i) to be (and, in the case of financial statements delivered pursuant to Section 5.1(a)(i)(D) shall be certified by a Designated Financial Officer of the applicable SIRVA Entity as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of financial statements delivered pursuant to Section 5.1(a)(i)(D) shall be certified by a Designated Financial Officer of the applicable SIRVA Entity as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of the financial statements delivered pursuant to Section 5.1(a)(i)(B) and (D), for the absence of certain notes).

(ii)           Officer’s Certificate.  Each time financial statements are furnished pursuant to subclause (C) or (D) of Section 5.1(a)(i), a compliance certificate (in substantially the form of Exhibit F) signed by a Designated Financial Officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein;

(iii)          Public Reports.  Within 5 Business Days after the same are filed, a copy of each report or proxy statement filed by SIRVA, Inc. with the Securities Exchange Commission or any securities exchange;

(iv)          Budgets.  By March 31 of each year, a copy of a Budget for the Originators with respect to such year prepared on a consolidating basis for the businesses owned by SIRVA Relo, Executive Relo and SIRVA Global, and including the Seller (but excluding SIRVA Mortgage), certified by an officer or officers of the Originators as being prepared using the same methods as the budget prepared by the Parent for purposes of the SIRVA Credit Agreement for such years and for 2004; and

(v)           Other Information.  With reasonable promptness, such other information relating to the SIRVA Entities, the Receivables and the Obligors as may be reasonably requested by the Agent.

(b)           Notices.  Immediately upon becoming aware of any of the following the Seller will notify the Agent and provide a description of:

(i)            Potential Termination Events.  The occurrence of any Potential Termination Event;

(ii)           Representations and Warranties.  The failure of any representation or warranty herein to be true (when made) in any material respect;

(iii)          Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding in which the amount involved (not covered by insurance) is $5,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(iv)          Judgments.  The entry of any judgment or decree against any SIRVA Entity if the aggregate amount (not covered by insurance) of all judgments then outstanding against the SIRVA Entities exceeds $5,000,000; or

(v)           Changes in Business.  Any change in, or proposed change in, the character of the Seller’s or any Originator’s business that could reasonably be expected to impair the collectibility or quality of any Receivable.

(c)           Conduct of Business.  The Seller will perform, and will cause each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)           Compliance with Laws.  The Seller will (i) comply, and will cause each Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collections may be subject except where failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) without limiting clause (i) above, ensure, and will cause each

Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Seller or such Subsidiary is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (iii) without limiting clause (i) above, comply, and will cause each Subsidiary to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(e)           Furnishing Information and Inspection of Records.  The Seller will furnish to the Agent and the Purchasers such Records concerning the Receivables as the Agent or a Purchaser may reasonably request.  The Seller will permit, upon reasonable notice, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s officers, directors, employees or independent public accountants having knowledge of such matters.  The Agent may at any time (at the expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections, provided that (i) the first set of audit and test verifications shall be done during the three months following the date hereof, and (ii) thereafter, so long as no Termination Event exists, the Agent shall not have more than two sets of audit and test verifications done in any calendar year.

(f)            Keeping Records.  (i)  The Seller will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information reasonably necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor, each new Receivable and all Collections of, and adjustments to, each existing Receivable).

(i)            The Seller will, at all times from and after the date hereof, clearly and conspicuously mark (x) its files containing the Relocation Services Agreements and the Relocating Employee Contracts and (y) its computer and master data processing books and records, in each case with a legend describing the Agent’s and the Purchasers’ interests therein.

(g)           Perfection.  (ii) Subject to the Permitted Exceptions, the Seller will, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or reasonably requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interests).  The Seller hereby authorizes the Agent to file any financing statements, continuation statements, amendments thereto and assignments thereof with respect to any and all interests granted to the Agent or the Purchasers hereunder.  Such financing statements may describe the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Receivables and Collections subject to the Transaction Documents.

(i)            The Seller will, and will cause each Originator to, only change its name, identity, jurisdiction of organization or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters and opinions) reasonably requested by the Agent.

(ii)           The Seller and each Originator will at all times maintain its jurisdiction of organization within a jurisdiction in the USA (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect.  If the Seller or any Originator moves its jurisdiction of organization to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interests and the interests of the Agent and the Purchasers in the Receivables and Collections.

(h)           Performance of Duties.  The Seller will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents.  The Seller (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables or Collections.  The Seller will comply with the terms of its Limited Liability Company Agreement.

(i)            Payments on Receivables, Accounts.  Subject to Section 1.8(a), the Servicers will give written directions to each Included Employer and each Origination Home Closing Agent, no later than February 15, 2005 (or, if later, the date on which such Person becomes obligated to remit any amounts in respect of the Receivables), to remit all amounts due in respect of the Receivables to the Collection Account; provided that if the Seller or a Servicer shall receive any Collections, it shall remit such Collections to the Collection Account within three Business Days of such receipt.  The Seller will not make any change in its payment instructions to any Obligor without prior notice to the Agent.  If any such payments or other Collections are received by the Seller, any Originator or an incorrect account, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within three Business Days after receipt) remit such funds into the Collection Account.  The Seller will not permit the funds of any Affiliate to be deposited into the Collection Account.  If such funds are nevertheless deposited into the Collection Account, the Seller will promptly identify such funds for segregation.  The Seller will not, and will not permit any Servicer or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds.  The Seller shall not close the Collection Account, without the prior written consent of the Agent.

(j)            Sales and Adverse Claims Relating to Receivables.  Except as otherwise provided herein, the Seller will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any assets which may give rise to a Receivable or any proceeds thereof.

(k)           Change in Business or Credit and Collection Policy.  The Seller will not make any material change in its business or the Credit and Collection Policy without 30 days prior written notice to the Agent and, if such proposed change would adversely affect the collectibility of the Receivables or otherwise reasonably be expected to have a Material Adverse Effect, the written consent of the Agent.

(l)            Modifications to Transaction Documents.  The Seller will not amend or modify or grant any consent or waiver under any Transaction Document.

Section 5.2.           Covenants of the Master Servicer.  The Master Servicer hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent, the Required Class A Purchasers and the Required Class B Purchasers shall otherwise consent:

(a)           Financial Reporting.  The Master Servicer will maintain a system of accounting established and administered in accordance with GAAP and, except as otherwise provided in Schedule IV, will furnish to the Agent:

(i)            Annual and Quarterly Financial Statements.  The annual and quarterly financial statements and officer’s certificates required to be delivered under Section 5.1(a)(i) and (ii) within the time periods required thereunder;

(ii)           Public Reports.  Within five Business Days after the same are filed, a copy of each report or proxy statement filed by SIRVA, Inc. with the Securities Exchange Commission or any securities exchange;

(iii)          Monthly Reports.  As soon as available, but in any event not later than the Monthly Delivery Date following the end of each of the monthly periods of each fiscal year of the SIRVA Relo, Executive Relo, SIRVA Global and the Seller, the unaudited consolidated and consolidating balance sheet of the U.S. businesses owned by SIRVA Relo, Executive Relo and SIRVA Global, and including the Seller (but excluding SIRVA Mortgage) as at the end of such month and the related unaudited consolidated and consolidating statements of income of the U.S. businesses owned by SIRVA Relo, Executive Relo and SIRVA Global, and including the Seller (but excluding SIRVA Mortgage) for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Designated Financial Officer of the Master Servicer as being, to the best of his or her knowledge, (A) fairly stated in all material respects, (B) complete and correct in all material respects in conformity with GAAP, and (C) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject to normal year end audit and other adjustments); and

(iv)          Other Information.  With reasonable promptness, such other information relating to the SIRVA Entities, the Receivables and the Obligors as may be reasonably requested by the Agent.

(b)           Notices.  Immediately upon becoming aware of any of the following the Master Servicer will notify the Agent and provide a description of:

(i)            Potential Termination Events, Trigger Events.  The occurrence of any Potential Termination Event or Trigger Event;

(ii)           Representations and Warranties.  The failure of any representation or warranty herein to be true (when made) in any material respect;

(iii)          Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding in which the amount involved (not covered by insurance) is $5,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(iv)          Judgments.  The entry of any judgment or decree against any SIRVA Entity if the aggregate amount (not covered by insurance) of all judgments then outstanding against the SIRVA Entities exceeds $5,000,000;

(v)           Changes in Business.  Any change in, or proposed change in, the character of the Seller’s or any Originator’s business that could reasonably be expected to impair the collectibility or quality of any Receivable;

(vi)          Allegations of Misconduct.  The allegation by a Governmental Authority or Responsible Person that (other than as disclosed by the Servicers to the Purchasers in the supplement to the Fee Letter delivered in connection with the First Amendment dated as of March 31, 2005 to the Original Receivables Sale Agreement) the adjustments described in the definition of Specified Adjustment result from fraud, misconduct or similar circumstances; or

(vii)         Relocation Agreements.  The pending expiration or termination of any Included Relocation Services Agreement, which notice shall be given at least 10, and not more than 20, Business Days prior to such expiration or termination.

(c)           Conduct of Business.  The Master Servicer will perform, and will cause each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)           Compliance with Laws.  The Master Servicer will (i) comply, and will cause each Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collections may be subject except where failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) without limiting clause (i) above, ensure, and will cause each

Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Seller or such Subsidiary is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (iii) without limiting clause (i) above, comply, and will cause each Subsidiary to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(e)           Furnishing Information and Inspection of Records.  The Master Servicer will furnish to the Agent and the Purchasers such Records concerning the Receivables as the Agent or a Purchaser may reasonably request.  The Master Servicer will permit, upon reasonable notice, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Master Servicer for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Master Servicer’s officers, directors, employees or independent public accountants having knowledge of such matters.  The Agent may at any time (at the expense of the Master Servicer) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections, provided that (i) the first set of audit and test verifications shall be done during the three months following the date hereof, and (ii) thereafter, so long as no Termination Event exists, the Agent shall not have more than two sets of audit and test verifications done in any calendar year.

(f)            Keeping Records.  (iii)  The Master Servicer will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information reasonably necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor, each new Receivable and all Collections of, and adjustments to, each existing Receivable).

(i)            The Master Servicer will, at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s and the Purchasers’ interests therein.

(g)           Performance of Duties.  The Master Servicer will perform, and will cause each Subsidiary to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents.  The Master Servicer (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables or Collections.

(h)           Payments on Receivables, Accounts.  Subject to Section 1.8(a), the Master Servicer will at all times instruct all Origination Home Closing Agents Obligors to deliver payments on the Receivables out of a sale of an Origination Home directly to the Collection Account.  The Master Servicer will not make any change in its payment instructions to any

Obligor without prior notice to the Agent.  If any such payments or other Collections are received by the Master Servicer or an incorrect account, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within three Business Days after receipt) remit such funds into the Collection Account.  The Master Servicer will not permit the funds of any Affiliate to be deposited into the Collection Account.  If such funds are nevertheless deposited into the Collection Account, the Master Servicer will promptly identify such funds for segregation.  The Master Servicer will not, and will not permit the Seller or other Person to, thereafter commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds.  The Master Servicer shall not close the Collection Account without the prior written consent of the Agent.  No later than January 29, 2005, the Master Servicer shall cause all Lock Boxes and Lock-Box Accounts to be subject to the control of the Agent pursuant to Lock-Box Agreements.

(i)            Sales and Adverse Claims Relating to Receivables.  Except as otherwise provided herein, the Master Servicer will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any assets which may give rise to a Receivable or any proceeds thereof.

(j)            Change in Business or Credit and Collection Policy.  The Master Servicer will not make any material change in its business or the Credit and Collection Policy without 30 days prior written notice to the Agent and, if such proposed change would adversely affect the collectibility of the Receivables or otherwise reasonably be expected to have a Material Adverse Effect, the written consent of the Agent.

Section 5.3.           Covenants of the Subservicers.  Each Subservicer hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent, the Required Class A Purchasers and the Required Class B Purchasers shall otherwise consent:

(a)           Financial Reporting.  The Subservicer will maintain a system of accounting established and administered in accordance with GAAP and, except as otherwise provided in Schedule IV,  will furnish to the Agent:

(i)            Annual and Quarterly Financial Statements.  The annual and quarterly financial statements and officer’s certificates required to be delivered under Section 5.1(a)(i) and (ii) within the time periods required thereunder;

(ii)           Public Reports.  Within five Business Days after the same are filed, a copy of each report or proxy statement filed by SIRVA, Inc. with the Securities Exchange Commission or any securities exchange; and

(iii)          Other Information.  With reasonable promptness, such other information relating to the SIRVA Entities, the Receivables and the Obligors as may be reasonably requested by the Agent.

(b)           Notices.  Immediately upon becoming aware of any of the following the Subservicer will notify the Agent and provide a description of:

(i)            Potential Termination Events, Trigger Events.  The occurrence of any Potential Termination Event or Trigger Event;

(ii)           Representations and Warranties.  The failure of any representation or warranty herein to be true (when made) in any material respect;

(iii)          Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding in which the amount involved (not covered by insurance) is $5,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(iv)          Judgments.  The entry of any judgment or decree against any SIRVA Entity if the aggregate amount (not covered by insurance) of all judgments then outstanding against the SIRVA Entities exceeds $5,000,000;

(v)           Changes in Business.  Any change in, or proposed change in, the character of the Seller’s or any Originator’s business that could reasonably be expected to impair the collectibility or quality of any Receivable;

(vi)          Allegations of Misconduct.  The allegation by a Governmental Authority or Responsible Person that (other than as disclosed by the Servicers to the Purchasers in the supplement to the Fee Letter delivered in connection with the First Amendment dated as of March 31, 2005 to the Original Receivables Sale Agreement) the adjustments described in the definition of Specified Adjustment result from fraud, misconduct or similar circumstances; or

(vii)         Relocation Agreements.  The pending expiration or termination of any Included Relocation Services Agreement, which notice shall be given at least 10, and not more than 20, Business Days prior to such expiration or termination.

(c)           Conduct of Business.  Each Subservicer will perform, and will cause each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)           Compliance with Laws.  Each Subservicer will (i) comply, and will cause each Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collections may be subject except where failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) without limiting clause (i) above, ensure, and will cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Seller or such Subsidiary is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive

Orders, and (iii) without limiting clause (i) above, comply, and will cause each Subsidiary to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(e)           Furnishing Information and Inspection of Records.  Each Subservicer will furnish to the Agent and the Purchasers such Records concerning the Receivables as the Agent or a Purchaser may reasonably request.  Each Subservicer will permit, upon reasonable notice, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Subservicer for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Subservicer’s officers, directors, employees or independent public accountants having knowledge of such matters.  The Agent may at any time (at the expense of the Subservicer) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections, provided that (i) the first set of audit and verifications shall be done during the three months following the date hereof and (ii) thereafter so long as no Termination Event exists, the Agent shall not have more than two sets of audit and test verifications done in any calendar year.

(f)            Keeping Records.  (iv)  Each Subservicer will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information reasonably necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor, each new Receivable and all Collections of, and adjustments to, each existing Receivable).

(i)            Each Subservicer will, at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s and the Purchasers’ interests therein.

(g)           Performance of Duties.  Each Subservicer will perform, and will cause each Subsidiary to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents.  Each Subservicer (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable originated by itself as Originator , (ii) comply in all material respects with the Credit and Collection Policy and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables or Collections.

(h)           Payments on Receivables, Accounts. Subject to Section 1.8(a), the Servicers will give written directions to each Included Employer and each Origination Home Closing Agent, no later than February 15, 2005 (or, if later, the date on which such Person becomes obligated to remit any amounts in respect of the Receivables), to remit all amounts due in respect of the Receivables to the Collection Account; provided that if the Seller or a Servicer shall receive any Collections, it shall remit such Collections to the Collection Account within three Business Days of such receipt.  No Subservicer will make any change in its payment instructions to any Obligor without prior notice to the Agent.  If any such payments or other Collections are received by a Subservicer or an incorrect account, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within three Business Days after receipt) remit such funds into the Collection Account.  No Subservicer will permit the funds of any Affiliate to be deposited into the Collection Account.  If such funds are nevertheless deposited into the Collection Account, such Subservicer will promptly identify such funds for segregation.  The Subservicers will not, and will not permit the Seller or other Person to, thereafter commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds.  The Subservicers shall not close the Collection Account without the prior written consent of the Agent.

(i)            Sales and Adverse Claims Relating to Receivables.  Except as otherwise provided herein, no Subservicer will (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any assets which may give rise to a Receivable or any proceeds thereof.

(j)            Change in Business or Credit and Collection Policy.  No Subservicer will make any material change in its business or Credit and Collection Policy without 30 days prior written notice to the Agent and, if such proposed change would adversely affect the collectibility of the Receivables or otherwise reasonably be expected to have a Material Adverse Effect, the written consent of the Agent.

Section 5.4.           [Reserved].

Section 5.5.           [Reserved].

Section 5.6.           Deeds.  The Seller shall cause to be taken the actions required to be taken under Section 5.3 of the Purchase Agreement with respect to deeds to the residences of Relocating Employees.  The Seller shall cause all title companies holding deeds to the residences of Relocating Employees on behalf of the Seller (other than in connection with releases of deeds pursuant to Section 2.2) to be Eligible Title Companies and to enter into and maintain Bailment Agreements in favor of and satisfactory in form and substance to the Agent.

Section 5.7.           Delivery of Information.  Upon receipt of any notice or other information delivered to the Agent pursuant to Section 5.1(a), 5.1(b), 5.2(a), 5.2(b) 5.3(a) or 5.3(b), and provided that such notice or information is identified by the sender thereof as being delivered under such Sections, the Agent shall promptly send copies thereof to the Purchasers.

ARTICLE VI

INDEMNIFICATION

Section 6.1.           Indemnities by the Seller.  Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interests, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.4(c)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses result from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) such Indemnified Losses result due to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser (determined on the assumption that the transactions contemplated hereby would constitute debt for tax purposes); provided, however, that nothing contained in this sentence shall limit the liability of the Seller or any Servicer or limit the recourse of the Agent and each Purchaser to the Seller or any Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder.  Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) or (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefor would constitute recourse to the Seller, the Master Servicer or any Subservicer) relating to or resulting from:

(i)            any representation or warranty made by the Seller or any Servicer (or any employee or agent of the Seller or any Servicer) under or in connection with this Agreement, any Monthly Report or any other information or report delivered by the Seller or any Servicer pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)           the failure by the Seller or any Servicer to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii)          the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Agents and the Purchasers, a first priority perfected ownership or security interest in the Sold Interests and the property conveyed pursuant to Section 1.1(d) and Section 1.7 and the Related Assets, free and clear of any Adverse Claim;

(iv)          any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(v)           any failure of any Origination Home Closing Agent to comply with the terms of any Servicer’s instruction to send Origination Home sale closing proceeds to the Collection Account;

(vi)          any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii)         any failure of the Seller or any Servicer to perform its duties or obligations in accordance with the provisions of this Agreement, any other Transaction Document or any Relocation Services Agreement to which the Seller or any Servicer is a party (as Seller, Servicer or otherwise);

(viii)        any tax or governmental fee or charge (other than franchise taxes and taxes on or measured by the net income of any Purchaser), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Receivables; or

(ix)           any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents (including without limitation with respect to investigation, laboratory and consultants’ fees).

Section 6.2.           Increased Cost and Reduced Return.  By way of clarification, and not of limitation, of Section 6.1, after the date hereof if the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) of any such Governmental Authority (a “Regulatory Change”) (a) subjects any Funding Party to any charge or withholding on or in connection with this Agreement or any other Transaction Document or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Transaction Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Transaction Document or of purchasing, maintaining or funding any interest acquired under any Transaction Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Transaction Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent (with respect to amounts owed to it or any Purchaser) for the account of the Person such additional amounts as will compensate the Agent or such Purchaser for such increased cost or reduction.  For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 6.2 hereof.

Section 6.3.           Other Costs and Expenses.  Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent (with respect to amounts owed to it or any Purchaser) on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interests, (c) the perfection of the Agent’s rights in the Receivables, Collections and proceeds thereof, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller and the Originators under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Collection Account, including reasonable fees, costs and expenses of legal counsel for the Agent relating to any of the foregoing or to advising the Agent about its rights and remedies under any Transaction Document and all reasonable costs and expenses (including reasonable counsel fees and expenses) of the Agent or each Purchaser in connection with the administration or enforcement of the Transaction Documents.

Section 6.4.           Withholding Taxes.  (i)  All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient).  If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or Agent (as the case may be) would have received had such withholding not been made.  If the Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent or such Purchaser for that payment on demand.  If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the related Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(a)           Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the United States such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8ECl or W-8BEN (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes.  Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

Section 6.5.           Payments and Allocations.  If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be presumed to be correct absent manifest error.  The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser (with respect to amounts owed to it), for the account of such Person, the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1.           Conditions to Restatement.  The restatement of the Original Receivables Sale Agreement in the form of this Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied.  On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity reasonably acceptable to the Agent, as applicable:

(a)           All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent’s first priority interest in the Receivables, Collections and proceeds thereof in all appropriate jurisdictions (subject to the Permitted Exceptions).

(b)           Favorable opinions of counsel to each SIRVA Entity covering such matters as the Agent may request.

(c)           Fully executed restatements of the Guaranty and the Purchase Agreement and fully executed counterparts of the Bailment Agreements with each Eligible Title Company.

(d)           Fully executed Supplement to the Fee Letter and evidence of the payment of the fees required to be paid by the SIRVA Entities on or prior to the Second Restatement Date.

(e)           Consent and release of the adminstrative agent under the SIRVA Credit Agreement with respect to the transfer of SIRVA Global Receivables under the Transaction Documents, including Uniform Commercial Code financing statement partial releases, satisfactory to the Agent.

(f)            Such other approvals, opinions or documents as the Agent or any Purchaser may reasonably request.

Section 7.2.           Conditions to Each Class A Purchase.  The obligation of each Class A Purchaser to make any Class A Purchase, and the right of the Seller to request or accept any Class A Purchase, are subject to the conditions (and each Class A Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Class A Purchase before and after giving effect to the Class A Purchase:

(a)           no Potential Termination Event shall then exist or shall occur as a result of the Class A Purchase;

(b)           the Termination Date has not occurred;

(c)           after giving effect to the application of the proceeds of such Class A Purchase, (w) the outstanding Matured Aggregate Class A Investment would not exceed the Aggregate Class A Commitment, (x) the outstanding Aggregate Class A Investment would not exceed the Class A Purchase Limit, (y) the aggregate Matured Value of the

Class A Investments of a Class A Purchaser would not exceed the Class A Commitment of such Class A Purchaser and (z) the Aggregate Class A Investment would not exceed the Adjusted Class A Net Receivables Balance;

(d)           the representations and warranties in Article IV hereof and Section 4 of the Purchase Agreement are true and correct on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date);

(e)           each SIRVA Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Articles II, III and V);

(f)            the Agent shall have received the Incremental Purchase Request and the Document Schedule, and the related Custodian(s) shall have received the Specified Documents and Document Schedule, required by Sections 1.1(c) and 2.1(a);

(g)           the Guaranty has not been disaffirmed; and

(h)           all legal matters related to the Class A Purchase are satisfactory to the Class A Purchasers.

Section 7.3.           Conditions to Each Class B Purchase.  The obligation of each Class B Purchaser to make any Class B Purchase, and the right of the Seller to request or accept any Class B Purchase, are subject to the conditions (and each Class B Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.3 have been satisfied) that on the date of such Class B Purchase before and after giving effect to the Class B Purchase:

(a)           no Potential Termination Event shall then exist or shall occur as a result of the Class B Purchase;

(b)           the Termination Date has not occurred;

(c)           after giving effect to the application of the proceeds of such Class B Purchase, (i) the outstanding Matured Aggregate Class B Investment would not exceed the Aggregate Class B Commitment, (ii) the outstanding Aggregate Class B Investment would not exceed the Class B Purchase Limit, (iii) the aggregate Matured Value of the Class B Investments of a Class B Purchaser would not exceed the Class B Commitment of such Class B Purchaser, (iv) (A) the sum of the Aggregate Class A Investment plus the Aggregate Class B Investment would not exceed (B) the Adjusted Class B Net Receivables Balance, and (v) no Incremental Class A Purchase is then available;

(d)           the representations and warranties in Article IV hereof and Section 4 of the Purchase Agreement are true and correct on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date);

(e)           each SIRVA Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Articles II, III and V);

(f)            the Agent shall have received the Weekly Report, the Incremental Purchase Request and the Document Schedule, and the related Custodian(s) shall have received the Specified Documents and Document Schedule, required by Sections 1.1(f) and 2.1(a);

(g)           the Guaranty has not been disaffirmed; and

(h)           all legal matters related to the Class B Purchase are satisfactory to the Class B Purchasers.

ARTICLE VIII

THE AGENT

Section 8.1.           Appointment and Authorization.  (j)  Each Purchaser hereby irrevocably designates and appoints LaSalle Bank National Association as the “Agent” hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto.  The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of such Purchaser.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Transaction Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other agent and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist against the Agent.

(a)           Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Agent and the Purchasers, and none of the Seller or any Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII.

(b)           In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicers or any of their successors and assigns.

Section 8.2.           Delegation of Duties.  The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Agent shall not be responsible to any Purchaser for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.

Section 8.3.           Exculpatory Provisions.  None of the Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Required Purchasers, the Required Class A Purchasers or the Required Class B Purchasers, as the case may be, or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by any SIRVA Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of any SIRVA Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII.  The Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in or conditions of, any Transaction Document or to inspect the properties, books or records of any SIRVA Entity or any of their Affiliates.

Section 8.4.           Reliance by Agent.  (k)  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the SIRVA Entities), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Required Purchasers, and assurance of its indemnification, as it deems appropriate.

(a)           The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.

(b)           The Required Purchasers, the Required Class A Purchasers and the Required Class B Purchasers, as the case may be, shall be entitled to request or direct the Agent to take action, or refrain from taking action, under this Agreement on behalf of the Purchasers; provided that the Agent shall not be required to comply with any such request or direction it believes to be inconsistent with the Transaction Documents or applicable law or that could be expected to subject the Agent to any expense for which it would not be reimbursed or any liability.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Purchasers, the Required Class A Purchasers and the Required Class B Purchasers, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.

(c)           Unless otherwise advised in writing by the Agent or by any Purchaser, each party to this Agreement may assume that (i) the Agent is acting for the benefit of each of the

Purchasers, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by the Agent has been duly authorized and approved by all necessary action on the part of the Purchasers.  The Required Purchasers shall have the right to designate a new Agent to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Required Purchaser(s) and the newly designated Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Agent under this Agreement.  The Agent and the Purchasers shall agree amongst themselves as to the circumstances and procedures for removal and resignation of the Agent.

Section 8.5.           Assumed Payments.  Unless the Agent shall have received notice from a Purchaser before the date of any Incremental Class A Purchase or Incremental Class B Purchase that the Purchaser will not make available to the Agent (in the case of an Incremental Class A Purchase or Incremental Class B Purchase) the amount it is scheduled to remit as part of such Incremental Class A Purchase or Incremental Class B Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person.  If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agree to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to (i) for the first five Business Days after such payment was due, the Agent’s cost of funds (as reasonably determined by the Agent) and (ii) thereafter (until the date the requisite amount is repaid to the Agent), the Federal Funds Rate plus 2%.

Section 8.6.           Notice of Termination Events.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller referring to this Agreement and stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event and stating that such notice is a “notice of Potential Termination Event”.  In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser.  The Agent shall take such action concerning a Potential Termination Event as may be directed by the Required Purchasers (or, if otherwise required for such action, all of the Purchasers, or, if a Class B Enforcement Trigger exists, the Required Class B Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and Agent.

Section 8.7.           Non-Reliance on Agent and Other Purchasers.  Each Purchaser expressly acknowledges that none of the Agent, any other Purchaser or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller, the Originators or the other SIRVA Entities, shall be deemed to constitute any representation or warranty by the Agent to any Purchaser as to any matter, including whether the Agent has disclosed material information in its possession.  Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the SIRVA Entities and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  The Agent shall deliver each month to each Purchaser a copy of the Monthly Report(s) received covering the preceding calendar month.  Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning any SIRVA Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.8.           Agents and Affiliates.  Each of the Purchasers and the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with any SIRVA Entity or any of its Affiliates and LaSalle may exercise or refrain from exercising its rights and powers as if it were not the Agent.  Each Purchaser acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the SIRVA Entities or their Affiliates (including information that may be subject to confidentiality obligations in favor of the SIRVA Entities or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to the acquisition of the Receivables pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include the Agent in its individual capacity.

Section 8.9.           Indemnification.  Each Purchaser shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by any SIRVA Entity and without limiting the obligation of any SIRVA Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding (i) any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction, (ii) the Investment held by the Agent in its individual capacity and Discount thereon, and (iii) fees payable to the Agent pursuant to Section 1.3(a) or 1.3(b)).  No action taken in accordance with the directions of the Required Purchasers shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Purchaser shall reimburse the Agent within 10 days following receipt of demand for its Ratable Share of any costs or out of pocket expenses (including attorney costs and taxes) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the SIRVA Entities.  The undertaking in this Section shall survive repayment of the Investment, any foreclosure under, or modification, release or discharge of, any or all of the Transaction Documents, termination of this Agreement and the resignation or replacement of the Agent.

Section 8.10.        Successor Agent.  The Agent may, upon at least forty-five (45) days notice to the Seller and each Purchaser, resign as Agent.  Such resignation shall not become effective until a successor agent is appointed by the Required Class A Purchasers and the Required Class B Purchasers and has accepted such appointment.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Purchasers, a successor agent from among the Purchasers.  Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.  If no successor agent has accepted appointment as Agent by the date which is forty-five (45) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Purchasers shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Purchasers appoint a successor agent as provided for above.

Section 8.11.        Subordination.

(a)           Each Class B Purchaser acknowledges and agrees for the benefit of the Class A Purchasers that its Class B Purchase Interest shall be subordinate and junior to the Class A Purchase Interests to the extent and in the manner set forth in this Agreement.  If any Termination Event occurs and has not been cured or waived and the Termination Date occurs, including as a result of a Termination Event specified in clause (e) of the definition thereof, the Class A Outstandings shall be paid in full in cash or, to the extent all Class A Purchasers consent, other than in cash, before any further payment or distribution is made on account of any Class B Outstandings with respect thereto.

(b)           In the event that, notwithstanding the provisions of this Agreement, any Class B Purchaser shall have received any payment or distribution in respect of its Class B Outstandings contrary to the provisions of this Agreement, then, unless and until the Class A Outstandings shall have been paid in full in cash or, to the extent all Class A Purchasers consent, other than in cash in accordance with this Agreement, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Agent, which shall pay and deliver the same to the Class A Purchasers in accordance with this Agreement; provided, however, that if any such payment or distribution is made other than in cash, it shall be held by the Agent as part of the Collections and subject in all respects to the provisions of this Agreement, including this Section.

(c)           Each Class B Purchaser agrees with all Class A Purchasers that such Class B Purchaser shall not demand, accept, or receive any payment or distribution in respect of its Class B Purchase Interest in violation of the provisions of this Agreement, including, without limitation, this Section; provided, however, that after the Class A Outstandings have been paid in full, the Class B Purchasers shall be fully subrogated to the rights of the Class A Purchasers.  Nothing in this Section shall affect the obligation of any SIRVA Entity to pay any amounts owing to any Purchasers.

(d)           In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Purchaser under this Agreement, a Purchaser or Purchasers shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any other Purchaser, the Seller, or any other Person, except for any liability to which such Purchaser may be subject to the extent the same results from such Purchaser’s taking or directing an action, or failing to take or direct an action, in violation of the express terms of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1.           Termination.  Each Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full.  This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller and under Article VI, Section 8.9 and Section 8.11 shall survive such termination.

Section 9.2.           Notices.  Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.  Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s option, to tape record any such telephone conversation.  Each party hereto agrees to deliver promptly to the Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice.  The Agent’s records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error.  The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

Section 9.3.           Payments and Computations.  Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or any Servicer to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent or the appropriate Person, as specified herein.  All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or any Servicer, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt).  The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder.  The Seller shall, to the extent permitted by law, pay to each Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or any Servicer when due hereunder at a rate equal to the Prime Rate plus 2% calculated from the date any such amount became due until the date paid in full.  Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day.  All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

Section 9.4.           Sharing of Recoveries.  Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 1.8).  If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 9.5.           Right of Setoff.  Subject to Section 9.4, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 9.6.           Amendments.  Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Servicers, the Agent, the Required Class A Purchasers and the Required Class B Purchasers.  In addition, no amendment of any Transaction Document shall, without the consent of

(a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Servicers or by the Servicers to the Agent, (ii)  except as provided herein, release, transfer or modify any Purchaser’s Purchase Interest or change any Commitment, (iii) amend the definition of Agent, subsections (b), (e) and (f) in the definition of Termination Event or Section 1.1, 1.2, 1.4, 1.6, 1.8, 8.11 or 9.6, Article VI, or any obligation of any SIRVA Entity thereunder, (iv) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers permitted under the Transaction Documents or permit any SIRVA Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (v) amend any defined term relevant to the restrictions in clauses (i) through (iv) in a manner which would circumvent the intention of such restrictions,

(b) all the Class A Purchasers, (i) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche with respect to the Class A Investments, (ii) reduce or extend the time of payment of any fee payable to the Class A Purchasers, (iii) waive or amend any condition precedent to funding in Section 7.2, or (iv) amend any defined term relevant to the restrictions in clauses (i) through (iii) in a manner which would circumvent the intention of such restrictions,

(c) all the Class B Purchasers, (i) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche with respect to the Class B Investments, (ii) reduce or extend the time of payment of any fee payable to the Class B Purchasers, (iii) waive or amend any condition precedent to funding in Section 7.3, or (iv) amend any defined term relevant to the restrictions in clauses (i) through (iii) in a manner which would circumvent the intention of such restrictions, or

(d) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent’s own account.

Notwithstanding the foregoing, the amount of any fee or other payment (other than Investment or Discount) due and payable from the Seller or any Servicer to the Agent (for its own account) or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller or such Servicer and the party to which such payment is payable.  Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Servicers, the Purchasers and the Agent.

Section 9.7.           Waivers.  No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.  Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given.  After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event.  Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto.

Section 9.8.           Successors and Assigns; Participations; Assignments.

(a)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, neither the Seller nor any Servicer may assign or transfer any of its rights or delegate any of its duties without obtaining the prior consent of the Agent and the Purchasers.  Any Purchaser may from time to time sell to any other existing Purchasers all or any portion of its Investment.

(b)           Participations.  Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder.  Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicers and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.  Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4.  A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments described in clause (a) of Section 9.6.

(c)           Assignments by Purchasers.  Any Purchaser may assign to one or more Persons (“Purchasing Purchasers”), acceptable to the Agent in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld or delayed) any portion of its Commitment as a Purchaser hereunder and Purchase Interest pursuant to a supplement hereto (a “Transfer Supplement”) in form satisfactory to the Agent executed by each such Purchasing Purchaser, such selling Purchaser and the Agent.  Any such assignment by a Purchaser must be for an amount of at least $5,000,000 or, if less, 100% of the assigning Purchaser’s Commitment.  Each Purchasing Purchaser shall pay a fee of $4,000 to the Agent.  Any partial assignment shall be an assignment of an identical percentage of such selling Purchaser Investment and its Commitment.  Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Purchaser to the selling Purchaser of the agreed purchase price, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Purchaser shall for all purposes be a Purchaser party hereto and shall have all the rights and obligations of a Purchaser hereunder to the same extent as if it were an original party hereto with a Commitment as a Purchaser and Investment described in the Transfer Supplement.

Section 9.9.           Confidentiality.  (l) The Seller and the Servicers will, and will cause Parent to, agree to hold the Transaction Documents or any other confidential or proprietary information of the Agent or Purchasers received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement satisfactory to the Agent, (iii) Governmental Authorities with appropriate jurisdiction and (iv) any Rating Agency.  The Agent and each Purchaser will agree to hold any other confidential or proprietary information of the Originators received in connection with the Transaction Documents in confidence and agree not to provide any Person with copies of such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of the Agent and the Purchasers, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement satisfactory to the Agent and Originators, (iii) Governmental Authorities with appropriate jurisdiction and (iv) any Rating Agency.  Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

(a)           Notwithstanding anything herein to the contrary, each party hereto (and each employee, representative, or other agent thereof) may disclose to any and all persons, without limitations of any kind the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided any such party relating to such tax treatment and tax structure.  For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meaning given to such terms under Treasury Regulation Section 1.6011-4(c).

Section 9.10.        Headings; Counterparts.  Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement.  This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

Section 9.11.        Cumulative Rights and Severability.  All rights and remedies of the Purchasers and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

Section 9.12.        Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Illinois.  The Seller and the Servicers hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in Chicago, Illinois for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby.  The Seller and the Servicers hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum.  Nothing in this Section 9.12 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller, the Servicers or its property in the courts of other jurisdictions.

Section 9.13.        Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE SELLER AND THE SERVICERS HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 9.14.        Entire Agreement.  The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof.  Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

Section 9.15.        USA PATRIOT Act Notice.  Each Purchaser that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Purchaser) hereby notifies the Seller and the Servicers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Seller and the Servicers, which information includes the name and address of each of the Seller and the Servicers and other information that will allow such Purchaser or the Agent, as applicable, to identify the Seller and the Servicers in accordance with the Act.

Section 9.16.        Reservation of Rights.  By press releases dated January 31, 2005, March 15, 2005, June 20, 2005, June 22, 2005 and September 21, 2005, SIRVA, Inc. announced various matters, including the existence of a formal investigation by the SEC of such practices and processes.  Notwithstanding the agreement of the Agent and the Purchasers to a delay in the delivery of certain financial reports and ongoing discussions between the Agent, the Purchasers and the Originators with respect to the matters described in the Press Releases, the Agent and the Purchasers have not waived any rights or remedies they may have with respect to the matters, except as set forth in Section 3(a)(vi) of the Fifth Amendment dated as of November 14, 2005 to the Original Receivables Sale Agreement, that are the subject of such review and investigation or any related matters.  The Agent and the Purchasers hereby expressly reserve all of their rights and remedies with respect to all of the foregoing, including all rights with respect to any related Termination Event that may have occurred and not been waived pursuant to Section 3(a)(vi) of such Fifth Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

LASALLE BANK NATIONAL ASSOCIATION, as Agent, Class A Purchaser and Class B Purchaser

By:	/s/ Zakia Davis
Title: Vice President

Address:	135 South LaSalle Street
Chicago, Illinois 60674
Attention: June Courtney
	Phone:	312-904-8948
	Fax:	312-904-4483

GENERAL ELECTRIC CAPITAL CORPORATION, as Class A Purchaser and Class B Purchaser

By:	/s/ Rebecca L. Milligan
Title: Duly Authorized Signatory

Address:	500 West Monroe Street
Chicago, Illinois 60661-3679
Attention: SIRVA Account Manager
	Phone:	(312) 441-7064
	Fax:	(312) 441-7030

THE CIT GROUP/BUSINESS
CREDIT, INC., as Class A Purchaser

By:	/s/ Mark J. Long
Title: Vice President

E*TRADE BANK, as Class A Purchaser

By:	/s/ Sam Crow
Title: Senior Manager

U.S. BANK NATIONAL ASSOCIATION, as Class A Purchaser

By:	/s/ Matthew J. Schulz
Title: Vice President

WELLS FARGO BANK, N.A., as Class A Purchaser

By:	/s/ Andrew T. Cavallari
Title: Vice President

ALLIED IRISH BANKS, P.L.C., as Class A Purchaser

By:	/s/ Gregory J. Wiske
Title: Vice President

By:	/s/ Joseph Augustini
Title: Senior Vice President

SIRVA RELOCATION CREDIT, LLC

By:	/s/ Douglas V. Gathany
Title: President

Address:	700 Oakmont Lane
Westmont, Illinois 60559
Attention: Douglas V. Gathany
	Phone:	630-468-4715
	Fax:	630-468-4710

SIRVA RELOCATION LLC

By:	s/ Douglas V. Gathany
Title: Treasurer

Address:	700 Oakmont Lane
Westmont, Illinois 60559
Attention: Douglas V. Gathany
	Phone:	630-468-4715
	Fax:	630-468-4710

EXECUTIVE RELOCATION CORPORATION

By:	s/ Douglas V. Gathany
Title: Treasurer

Address:	700 Oakmont Lane
Westmont, Illinois 60559
Attention: Douglas V. Gathany
	Phone:	630-468-4715
	Fax:	630-468-4710

SIRVA GLOBAL RELOCATION, INC.

By:	s/ Douglas V. Gathany
Title: Treasurer

Address:	700 Oakmont Lane
Westmont, Illinois 60559
Attention: Douglas V. Gathany
	Phone:	630-468-4715
	Fax:	630-468-4710

SCHEDULE I
DEFINITIONS

The following terms have the meanings set forth, or referred to, below:

“Acquisition Costs” means, with respect to an Origination Home, all costs paid in preparing to acquire such Origination Home pursuant to a Relocation Service Agreement and in preparing the Origination Home Purchase Contract, including, without limitation, appraisal fees, title search fees and inspection fees.

“Adjusted Class A Net Receivables Balance” means (x) 75% of the Aged Equity/Mortgage Receivables included in (and not, in the calculation of the Net Receivables Balance, deducted from) the Net Receivables Balance, plus (y) 85% of the Net Receivables Balance (excluding all Aged Equity/Mortgage Receivables), minus (z) the excess of clause (x) over 10% of the sum of clauses (x) and (y).

“Adjusted Class B Net Receivables Balance” means (x) 85% of the Aged Equity/Mortgage Receivables included in (and not, in the calculation of the Net Receivables Balance, deducted from) the Net Receivables Balance, plus (y) 95% of the Net Receivables Balance (excluding all Aged Equity/Mortgage Receivables), minus (z) the excess of clause (x) over 10% of the sum of clauses (x) and (y).

 “Advance Employer Payment” means an amount paid or to be paid by an Employer pursuant to a Relocation Services Agreement for application to existing or future Receivables with respect to an Origination Home.

“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except those in favor of the Agent.

“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

“Aged Equity/Mortgage Receivables” means at any time the aggregate principal amount outstanding at such time of all Eligible Receivables that are Equity Advances, Final Equity Payments and Mortgage Payments and that, as of the most recent Measurement Date, have been outstanding more than 180 days but less than 270 days after their funding by the related Originator.  For the avoidance of doubt, Aged Equity/Mortgage Receivables do not include any Receivables paid since the most recent Measurement Date.

“Agent” is defined in the first paragraph hereof.

“Aggregate Class A Commitment” means the aggregate of all Class A Commitments of each Class A Purchaser, as such amount may be reduced pursuant to Section 1.5 or increased pursuant to Section 1.10.

“Aggregate Class A Investment” means the sum of the Class A Investments of all Class A Purchasers.

“Aggregate Class B Commitment” means the aggregate of all Class B Commitments of each Class B Purchaser, as such amount may be reduced pursuant to Section 1.5.

“Aggregate Class B Investment” means the sum of the Class B Investments of all Class B Purchasers.

“Aggregate Investment” means the sum of the Investments of all Purchasers.

“Applicable Class A Margin” means:

(i)            with respect to the period to but excluding the first day by which (A) all the financial statements of SIRVA, Inc. and the Parent for the fiscal year ending December 31, 2005 (including SIRVA, Inc.’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission) and for the fiscal quarters ending March 31, 2006, June 30, 2006 and September 30, 2006 (including SIRVA, Inc.’s Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission) are delivered to the Agent (together with related compliance certificates required to be delivered under the Receivables Sale Agreement) and (B) the monthly reports are first delivered in the form required under Section 5.2(a)(iii) (without regard to the waiver provided under Schedule IV), 1.75% with respect to the Prime Rate and 2.75% with respect to the Eurodollar Rate, and

(ii)           at any time thereafter the percentage set forth below opposite the Consolidated Leverage Ratio most recently reported by Parent and its Subsidiaries under the SIRVA Credit Agreement, as such agreement is in effect on the Second Restatement Date; provided that if and for so long as such Consolidated Leverage Ratio has not been so reported, the Applicable Class A Margin shall be as set forth in clause (ii) above.

Consolidated Leverage Ratio	Prime Rate	Eurodollar Rate
Greater than or equal to 3.25	1.50%	2.50%
Greater than or equal to 2.75 and less than 3.25	1.25%	2.25%
Greater than or equal to 1.75 and less than 2.75	1.00%	2.00%
Less than 1.75	0.75%	1.75%

“Applicable Class B Margin” means (i) 5.00% with respect to the Prime Rate, and (ii) 6.00% with respect to the Eurodollar Rate.

“Appraised Value” with respect to an Origination Home means the “fair market value” thereof for purposes of an Origination Home Purchase Contract as determined in accordance with the applicable Relocation Services Agreement.

“Available Funds” means, with respect to any date, the sum of the following amounts, without duplication:  (i) all Collections received by the Seller or any Servicer, or otherwise deposited in the Collection Account or the Investment Account, and not yet applied pursuant to the terms hereof, (ii) all income from investment or amounts held in the Collection Account or the Investment Account, and (iii) all other proceeds of the Receivables, to the extent received by the Seller, any Servicer, any Purchaser or the Agent.

“Bailment Agreement” means a bailment and control agreement among an Originator, the Seller and the Agent.

“Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

“Billed Receivable” means any Receivable which has been billed to an Employer.

“Budget”  means, with respect to each Originator, an annual budget substantially in the form of annual budget prepared and delivered by Parent to its lenders under the SIRVA Credit Agreement in 2004.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

“Charge-Off” means any Receivable that has or should have been (in accordance with the related Credit and Collection Policy) charged-off or written-off by the Seller for reasons relating to the bad credit of the related Obligor.

“Class A Commitment” means, for each Class A Purchaser, the amount set forth on Schedule II for such Class A Purchaser, in each case as it may be adjusted in accordance with Sections 1.5, 1.10 and 9.8.

“Class A Commitment Percentage” means, for each Class A Purchaser, the Class A Commitment for such Class A Purchaser divided by the Class A Commitments of all Class A Purchasers.

“Class A Investment” means, for each Class A Purchaser, (i) such Class A Purchaser’s Class A Commitment Percentage of the Original Interest plus (ii) all Incremental Class A

Purchases by such Class A Purchaser, minus (iii) amounts received or exchanged and, in each case, applied by the Agent or such Class A Purchaser to reduce such Class A Purchaser’s Class A Investment.  A Class A Purchaser’s Class A Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“Class A Outstanding” means all Class A Investments and all amounts payable under this Agreement to the Class A Purchasers.

“Class A Purchase” is defined in Section 1.1(a).

“Class A Purchase Amount” is defined in Section 1.1(c).

“Class A Purchase Date” is defined in Section 1.1(c).

“Class A Purchase Interest” means, for a Class A Purchaser, the undivided ownership interest in the Receivables, the Collections and proceeds thereof held by such Class A Purchaser under this Agreement.

“Class A Purchase Limit” means $218,125,000, as such amount may be reduced pursuant to Section 1.5 or increased pursuant to Section 1.10.

“Class A Purchaser” means the Class A Purchasers signatory hereto and each other Person that becomes a Class A Purchaser pursuant to a Transfer Supplement.

“Class A Sold Interest” is defined in Section 1.1(a).

“Class B Commitment” means, for each Class B Purchaser, the amount set forth on Schedule II for such Class B Purchaser, in each case as it may be adjusted in accordance with Sections 1.5 and 9.8.

“Class B Commitment Percentage” means, for each Class B Purchaser, the Class B Commitment for such Class B Purchaser divided by the Class B Commitments of all Class B Purchasers.

“Class B Enforcement Trigger” means each of the following shall have occurred:  (x) the occurrence of any of the following: (i) a Termination Event (other than a Termination Event under clause (f) of the definition thereof), (ii) the Dilution Ratio exceeds 3.0% for any calendar month, or (iii) the Default Ratio exceeds 13.5% for any calendar month; (y) notice of the occurrence of an event described in the foregoing clause (x) has been given to the Agent and the Class A Purchasers; and (z) such event continues to exist and no enforcement action with respect to such event is taken or directed by the Agent or the Class A Required Purchasers and at least 90 days have passed since the giving of notice under the foregoing clause (y).

“Class B Investment” means, for each Class B Purchaser, (i) all Incremental Class B Purchases by such Class B Purchaser minus (ii) amounts received or exchanged and, in each case, applied by the Agent or such Class B Purchaser to reduce such Class B Purchaser’s Class B Investment.  A Class B Purchaser’s Class B Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“Class B Outstandings” means all Class B Investments and all amounts payable under this Agreement to the Class B Purchasers.

“Class B Purchase” is defined in Section 1.1(d).

“Class B Purchase Amount” is defined in Section 1.1(f).

“Class B Purchase Date” is defined in Section 1.1(f).

“Class B Purchase Interest” means, for a Class B Purchaser, the undivided ownership interest in the Receivables, the Collections and proceeds thereof held by such Class B Purchaser under this Agreement.

“Class B Purchase Limit” means $25,000,000, as such amount may be reduced pursuant to Section 1.5.

“Class B Purchaser” means the Class B Purchasers signatory hereto and each other Person that becomes a Class B Purchaser pursuant to a Transfer Supplement.

“Class B Sold Interest” is defined in Section 1.1(d).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection” means any amount paid, or deemed paid, on a Receivable, including, without limitation, (i) the proceeds of the sale of an Origination Home and other proceeds of Related Assets, (ii) by the Seller under Section 1.4(b), or (iii) by an Originator under Section 3.2 of the Purchase Agreement.

“Collection Account” means, collectively, those certain segregated deposit accounts number 5800691387 and 5800691742 maintained by the Agent in the name of the Agent, or such other account as is designated by the Agent.

“Commitment” means a Class A Commitment or a Class B Commitment.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent and which is treated as a single employer under Section 414 of the Code.

“Concentration Limit” means (i) for a Special Obligor, its Special Obligor Limit, and (ii) for Employers other than Special Obligors, the percentages of the Eligible Receivables Balance set forth in the table below based upon the higher of the long-term unsecured senior debt ratings of such Obligors from Moody’s or S&P:

Moody’s Rating	S&P Rating	Concentration Limit (% of Eligible Receivables Balance)
Aa3 or higher	AA- or higher	40%
A3 to A1	A- to A+	30%
Baa2 to Baa1	BBB to BBB+	20%
Baa3	BBB-	10%
Below Baa3 or no rating	Below BBB- or no rating	5%

If one or more Obligors has the same parent company, or is a Subsidiary of another Obligor, the Receivables of such Obligors shall be considered as Receivables of the parent company for the purpose of calculating its Concentration Limit.  It is understood and agreed that any Employer described in clause (iii) of the definition of Eligible Employer shall be deemed to have no rating for purposes of calculating its Concentration Limit.  Notwithstanding the foregoing, the Concentration Limit on Eligible Receivables of World Services, Inc. and its Affiliates (the contract referred to in item A.27 of Schedule III to the Receivables Sale Agreement) shall not exceed the lesser of (i) $35,000,000, and (ii) the Concentration Limit otherwise applicable to the Eligible Receivables of such Employers pursuant to the other terms of this Agreement, it being understood and agreed that World Services, Inc. and its Affiliates shall be treated as a single Employer with respect to Receivables under such contract for purposes of the Concentration Limit.

“Consent to Assignment” means a consent to assignment, in form and substance satisfactory to the Required Class A Purchasers and the Required Class B Purchasers, executed by an Included Employer with respect to the transactions contemplated hereby.

“Contract Date” means, with respect to any Origination Home, the date of acceptance of the related Origination Home Purchase Contract by the related Originator and the related Relocating Employee.

“Credit and Collection Policy” means the credit and collection policy and practices relating to Receivables attached hereto as Exhibit G.

“Custodian” is defined in Section 2.1(a).

“Daily Report” means the report of the Master Servicer substantially in the form of Exhibit C-1.

“Deemed Collections” is defined in Section 1.4(c).

“Default Ratio” means, for any calendar month, the ratio of (a) the aggregate outstanding balance of all Defaulted Receivables as of the end of such calendar month to (b) the aggregate outstanding balance of all Receivables as of the end of such calendar month.

“Defaulted Receivable” means any Receivable (a) as to which the Disqualification Date has occurred, (b) any Obligor of which has ceased to be an Eligible Employer, or (c) is a Charge-Off.

“Designated Financial Officer” means the President, Vice President, Chief Financial Officer, Treasurer or Chief Operating Officer of the relevant SIRVA Entity, as applicable.

“Destination Home” means an Eligible Home to which an Relocating Employee is moving as part of his or her relocation.

“Dilution Ratio” means, as for any date which it is calculated, the ratio of (a) the average aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.4(c) as of the last day of each of the most recent calendar month ending prior to such date to (b) the average aggregate outstanding balance of all Receivables as of the end of such calendar month.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

“Discount Period” means, with respect to any Monthly Settlement Date or the Termination Date, the period from and including the preceding Monthly Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Monthly Settlement Date or Termination Date, as applicable.

“Discount Rate” means, for any Tranche Period, the Eurodollar Rate or the Prime Rate.

“Disqualification Date” means, (a) with respect to any Miscellaneous Receivable, the Outside Date and (b) with respect to any other Receivable, the earlier to occur of (x) any applicable Outside Date, and (y) the day on which the related Origination Home is sold to any Person, other than an Originator; provided that if a portion of a Receivable remains owing by the related Employer following the closing of the sale of the related Origination Home and such portion of such Receivable becomes a Billed Receivable to the related Employer within five Business Days following the closing of such sale (and has not previously been classified as a Billed Receivable), then the Disqualification Date for such portion of such Receivable shall be the originally applicable Outside Date for such Receivable.

“Document Schedule” means a schedule in the form of Exhibit A-2, which schedule shall include (i) name of each Relocating Employee and type of each Receivable to be added to the Net Receivables Balance, (ii) the related Relocation Services Agreement, and (iii) the current contact information for the related Employer.

“Dollar” and “$” means lawful currency of the United States of America.

“Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

“Eligible Employer” means an Included Employer; provided that any Employer shall cease to be an Eligible Employer if (i) any Receivable to which it is an Obligor shall have become a Charge-Off, (ii) more than 50% of the Receivables as to which it is an Obligor shall at any time remain unpaid past their Disqualification Dates, or (iii) such Employer has suffered a Bankruptcy Event, except in the case of Federal Mogul Corporation, USG Corporation or Delphi Corporation or other Employer to the extent that the payment of the related Receivables of such Employer have been approved (which approval has not been rescinded) by the applicable bankruptcy court; and provided further that the Agent may determine, in its sole discretion upon notice to the Seller, that any Employer shall no longer be an Eligible Employer with respect to any additional Receivables that might otherwise be proposed to be included in Eligible Receivables following such determination by the Agent.

“Eligible Home” is a one or two-family principal residence owned by the related Relocating Employee of an Eligible Employer as to which the related Originator has agreed to provide home marketing assistance; provided that such residence must be within the United States, and such residence is not any of the following (unless approved by the Agent): income producing property, resort property, mobile home, cooperative unit, farm, home with acreage in excess of five acres or acreage that does not conform to the immediate area, property on which clear title cannot be delivered, property which does not qualify for conventional mortgage financing, property containing or located by hazardous materials, vacant land, residence that is not Fannie Mae approved or income property other than two-family dwellings, property that has EFS/synthetic stucco exterior finishing, and property in which an inspection by the related Originator disclosed defects which render the property unmarketable if the Relocating Employee does not repair such defects in a manner satisfactory to the related Originator.

“Eligible Receivable” means, at any time, any Receivable:

(i)    each Obligor of which (A) is a resident of, organized under the laws of, and with its chief executive office in, the United States; (B) is not an Affiliate of any of the SIRVA Entities; (C) is not a government or a governmental subdivision or agency (provided that an Obligor may be the United States or any Federal department or agency thereof subject to the Federal Assignment of Claims Act, provided that the requirements of such Act have been complied with to the satisfaction of the Agent); and (D) is either an Eligible Relocating Employee or an Eligible Employer in good standing;

(ii)   which is stated to be due and payable by the Disqualification Date therefor, and as to which the Disqualification Date has not occurred;

(iii)  which is not a Defaulted Receivable or a Charge-Off;

(iv)  which is an “account”, “payment intangible” or “chattel paper” within the meaning of Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

(v)   which is denominated and payable only in Dollars in the United States;

(vi)  (A) in the case of a Receivable originated by SIRVA Relo or Executive Relo, which arises in respect of an Equity Advance, a Final Equity Payment, a Mortgage Payment

or a Miscellaneous Receivable, in each case related to an Eligible Home and an Eligible Relocating Employee under an Eligible Relocation Services Agreement and (in the case of an Equity Advance) an Eligible Relocating Employee Contract, each of which is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no counterclaim, defense or other Adverse Claim (other than Permitted Exceptions), and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;or (B) in the case of a Receivable originated by SIRVA Global, which arises in respect of a Miscellaneous Receivable related to an Eligible Relocating Employee under an Eligible Relocation Services Agreement, which is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(vii)         as to which the related Originator has performed all of its obligations then required to be performed under the related Relocating Employee Contract and Relocation Services Agreement;

(viii)        which arises under an Eligible Relocating Employee Contract (if applicable) and an Eligible Relocation Services Agreement, each of which (A) contains an obligation to pay a specified sum of money and is subject to no contingencies, (B) except for Permitted Exceptions, does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights to payment under such contract, (C) does not contain a confidentiality provision that purports to restrict any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract, (D) in the case of such Eligible Relocation Services Agreement, is completely and accurately described in Schedule III and (E) as to which the Seller is in compliance with its obligations under Section 5.6 (if applicable);

(ix)           as to which, if it is a Relocating Employee Receivable, the related Employer is fully obligated to pay the Relocating Employee Receivable through a guaranty, loss indemnity or reimbursement obligation under the related Relocation Services Agreement;

(x)            which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), which contravention would reasonably be expected to have a Material Adverse Effect;

(xi)           which satisfies in all material respects all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the related Originator’s business;

(xii)          as to which the related Specified Documents have been delivered to a Custodian, and the Document Schedule has been delivered to the Agent and the Custodian, in accordance with Section 2.1;

(xiii)         which has not been extended, amended, rescinded or cancelled;

(xiv)        which is not subject to any asserted reduction (including, without limitation, any reduction on account of any offsetting account payable of the related Originator or the Seller to an Obligor, any Advance Employer Payment made by the relevant Obligor), cancellation, rebate or refund or any dispute, offset, counterclaim, lien or defense whatsoever; provided that a Receivable that is subject only in part to any of the foregoing but otherwise qualifies as an Eligible Receivable shall be an Eligible Receivable to the extent not subject to reduction, cancellation, refund, dispute, offset, counterclaim, lien or other defense;

(xv)         [RESERVED];

(xvi)        with respect to any Unbilled Miscellaneous Receivable, such Receivable has been originated by Executive Relo; provided, however, that no Unbilled Miscellaneous Receivable described in clause (i) of the definition of “Miscellaneous Receivable” may be an Eligible Receivable;

(xvii)       with respect to a Receivable related to any Included Employer, such Receivable is of a type shown to be a permitted Eligible Receivable opposite the name of such Employer in Schedule III hereto; and

(xviii)      with respect to any Receivable of an Eligible Employer subject to a Bankruptcy Event, the payment of the Receivable of such Employer has been approved (which approval has not been rescinded) by the applicable bankruptcy court.

“Eligible Receivables Balance” means, at any time, the aggregate outstanding principal balance of all Receivables included in the Eligible Receivables as of the most recent Measurement Date and the aggregate outstanding principal balance of all Eligible Receivables arising after the most recent Measurement Date.  For the avoidance of doubt, the Eligible Receivables Balance does not include any Receivables paid since the most recent Measurement Date.

“Eligible Relocating Employee” means a Relocating Employee who (i) is eligible for an extension of credit under the Credit and Collection Policy, (ii) has the legal capacity to enter into a binding contract, and (iii) to the knowledge of the Servicer and the Seller, is not the subject of a Bankruptcy Event.

“Eligible Relocating Employee Contract” means a Relocating Employee Contract prepared, completed and executed under an Eligible Relocation Services Agreement, and relating to an Origination Home that is an Eligible Home, in accordance with (i) forms delivered to the Agent prior to the date hereof, (ii) the Credit and Collection Policy and (iii) the related Eligible Relocation Services Agreement.

“Eligible Relocation Services Agreement” means, at any time, a Relocation Services Agreement

(i)            which is listed on Schedule III;

(ii)           which has been duly executed and delivered by the relevant Included Employer, has not expired or terminated in accordance with its terms and is otherwise in full force and effect;

(iii)          (subject to the Permitted Exceptions) the rights to payment under which are assignable without the consent of the Employer party thereto or any other Person (other than the related Originator), other than any such consent which has been obtained and remains in effect;

(iv)          under which all Billed Receivables are payable by the Employer (a) in the case of a Receivable originated by SIRVA Relo, not later than 60 days after the original date of the relevant invoice, (b) in the case of a Receivable originated by Executive Relo, not later than 30 days after the original date of the related invoice and (c) in the case of a Receivable originated by SIRVA Global, not later than 60 days after the original date of the relevant invoice; and

 (v)          which does not (A) provide for the grant of any Lien on any Origination Home or other Related Assets to the related Employer or any other Person, (B) prohibit the related Originator from granting a Lien on its interest in any Origination Home covered thereby, or (C) otherwise conflict with any of the transactions contemplated by the Transaction Documents.

“Eligible Title Company” means a title company approved by the Required Purchasers that has executed and delivered to the Agent a bailment and control agreement in form and substance satisfactory to the Required Purchasers, provided that such agreement remains in full force and effect.  For purposes of this definition, agents selected by such title company, and for which such title company takes responsibility in accordance with the terms of such bailment and control agreement, shall be deemed to satisfy the requirements of this definition.

“Employer” means an employer or other Person (other than an individual) providing credit, liquidity or other support to the payment of an Relocating Employee Receivable.

“Employer Receivable”  means each obligation of an Employer to make payments under an Included Relocation Services Agreement, including without limitation any Miscellaneous Receivable and any obligation to guarantee payment of a Relocating Employee Receivable, or to make payments in respect of any Equity Advance, Final Equity Payment, Mortgage Payment or Loss on Sale or other shortfall in the payment of such Relocating Employee Receivable following the disposition of any Origination Home, and any obligation to pay interest in respect of any of the foregoing.

“Equity Advance” means a loan made by the related Originator to a Relocating Employee to fund the down payment on the Destination Home prior to the closing of the sale on the Origination Home.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Rate” means for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the “Reserve Requirement” plus (b) the Applicable Class A Margin (with respect to Class A Investments) or the Applicable Class B Margin (with respect to Class B Investments) plus (c) on or after the occurrence of a Termination Event or in any event after December 31, 2007, 2.0%; where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

“Eurodollar Tranche” is defined in the definition of “Tranche”.

“Excluded Receivable” means, with respect to an Employer that has been identified to the Agent and the Purchasers in a written notice as described in the proviso to the definition of Included Employer, the following:  (i) a Relocating Employee Receivable arising after the related Exclusion Date (as defined in such proviso), provided that no other payment obligation of, or relating to, the related Relocating Employee is then included in the Eligible Receivables Balance, and (ii) Employer Receivables that relate solely to such Relocating Employee.

“Executive Relo” is defined in the first paragraph hereof.

“Federal Funds Rate” for any day the greater of (i) the highest rate per annum as determined by LaSalle at which overnight Federal funds are offered to LaSalle for such day by major banks in the interbank market, and (ii) if LaSalle is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day.  Each determination of the Federal Funds Rate by LaSalle shall be conclusive and binding on the Seller except in the case of manifest error.

“Fee Letter” means the letter agreement between the SIRVA Entities and the Agent.

“Final Equity Payment” is a payment to a Relocating Employee of an amount equal to the excess, if any, of (i) the Sale Contract Price for such Relocating Employee’s Origination Home minus (ii) the amount owed in respect of any Adverse Claims (including mortgages and deeds of trust) on such Origination Home minus (iii) the outstanding balance of any Equity Advances in respect of such Origination Home, provided that the related Originator shall be entitled to be reimbursed for the amount of such payment by the related Employer under the terms of an Eligible Relocation Services Agreement.  For the avoidance of doubt, it is understood and agreed that a Relocation Services Agreement (whether or not an Eligible Relocation Services Agreement) that would be characterized as a “fixed fee” arrangement in accordance with the Master Servicer’s customary practices prior to the date hereof does not give rise to such a reimbursement obligation.

“Former Plan” means any employee benefit plan in respect of which the Parent or a Commonly Controlled Entity has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA.

“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.

“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

“Guaranty” means the Second Amended and Restated Guaranty, dated as of December 22, 2006, from the Parent and NAVL for the benefit of Seller and its assignees, as the same may be amended or modified in accordance with its terms.

“Included Employer” means an Employer listed in Schedule III; provided that, with respect to any such Employer, the Originators may designate an Employer for which no Excluded Receivables will be sold to Seller after a specified date (the “Exclusion Date”), provided that (i) the Originators shall have given the Agent and the Purchasers at least 15 Business Days’ prior written notice thereof, (ii) the Servicers and the Sellers shall have the systems capability to exclude such Excluded Receivables from subsequent reports and other information provided to the Agent and the Purchasers, and (iii) the Agent, the Required Class A Purchasers and the Required Class B Purchasers shall have consented to the exclusion of such Excluded Receivables prior to giving effect thereto.

“Included Relocation Services Agreement” means any Relocation Services Agreement with an Included Employer.

“Incremental Class A Purchase” is defined in Section 1.1(b).

“Incremental Class B Purchase” is defined in Section 1.1(e).

“Incremental Purchase” means an Incremental Class A Purchase or an Incremental Class B Purchase.

“Incremental Purchase Request” is defined in Section 1.1(c).

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Investment” means a Class A Investment or a Class B Investment.

“Investment Account” means account number 5800691403 maintained by LaSalle, as securities intermediary, in the name of the Agent, or such other account designated by the Agent.

“LaSalle” means LaSalle Bank National Association in its individual capacity and not in its capacity as the Agent.

“LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, the per annum rate of interest at which Dollar deposits in an amount comparable to the amount of the relevant Eurodollar Tranche and for a period equal to such Tranche Period or other period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Tranche Period or other period, as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion) or, if the Bloomberg Financial Markets system or other authoritative source is not available, as LIBOR is otherwise determined by the Agent in its sole and absolute discretion.  The Agent’s determination of LIBOR shall be conclusive, absent manifest error.

“Liquidation Period” means all times on and after the Termination Date.

“Lock Box” means each post office box or bank box to which Obligors are directed to send payments on Receivables.

“Lock-Box Account” means each deposit account maintained by the Seller or a Servicer at a bank for the purpose of receiving or concentrating Collections.

“Lock-Box Agreement” means an agreement with a Lock-Box Bank, in form and substance satisfactory to the Agent, under which the Agent controls the Lock-Box and Lock-Box Accounts at such Lock-Box Bank.

“Lock-Box Bank” means a bank at which a Lock-Box Account and/or Lock-Box is located.

“Loss on Sale” means, with respect to any Origination Home, the excess of (a) the contract purchase price for such Origination Home under the applicable Origination Home Purchase Contract over (b) the purchase price paid by or on behalf of the Origination Home Buyer of such Home under the applicable Origination Home Sale Contract.

“Master Servicer” is defined in the first paragraph hereof.

“Material Adverse Effect” means an adverse effect on (i) any SIRVA Entity’s ability to perform its obligations under or in connection with, or the enforceability of, any Transaction Document, (ii) any SIRVA Entity’s business, financial condition or prospects, (iii) the interests of the Agent or any Purchaser under or in connection with any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

“Matured Aggregate Class A Investment” means, at any time, the sum of the Matured Values of all Class A Investments of all Class A Purchasers then outstanding.

“Matured Aggregate Class B Investment” means, at any time, the sum of the Matured Values of all Class B Investments of all Class B Purchasers then outstanding.

“Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount, fees and other amounts scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

“Maximum Incremental Class A Purchase Amount” means, at any time, the difference between the Class A Purchase Limit and the Aggregate Class A Investment then outstanding.

“Maximum Incremental Class B Purchase Amount” means, at any time, the difference between the Class B Purchase Limit and the Aggregate Class B Investment then outstanding.

“Measurement Date” means the last day of each calendar month and any other date designated as a Measurement Date by the Agent.

“Miscellaneous Receivable” means an Employer Receivable in connection with (i) the sale of the Origination Home, including without limitation, home sale commissions, title costs and appraisal costs, (ii) the Relocating Employee’s move to the Destination Home, including without limitation, expenses relating to locating a Destination Home, travel expenses, the cost of shipping household goods and vehicles and any lump sum moving allowances, and (iii) any other home sale and moving expense paid to the Relocating Employee based on the related Included Employer’s relocation policies.

“Monthly Delivery Date” means (i) with respect to the March, June, September and December monthly periods of the Master Servicer’s fiscal year (and with respect to November 2006, January 2007 and February 2007), the 45th day following the end of such monthly period, and (ii) with respect to any other monthly period of such fiscal year, the 30th day following the end of such monthly period.

“Monthly Report” is defined in Section 3.3.

“Monthly Reporting Date” means the second Business Day immediately prior to each Monthly Settlement Date.

“Monthly Settlement Date” means (i) with respect to a month which ends on a day other than Thursday or Friday, and provided that the Wednesday on which, or the Wednesday immediately prior to which, such month ends is a Business Day, the first Friday of the next succeeding month, and (ii) with respect to any other month, the second Friday of the next succeeding month; provided in each case that if such first or second Friday is not a Business Day, the Settlement Date shall be the immediately succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Payment” means an advance made by the related Originator to repay a borrowing by a Relocating Employee secured by such Relocating Employee’s Origination Home, provided that the related Originator shall be entitled to be reimbursed for the amount of such payment by the related Employer under the terms of an Eligible Relocation Services Agreement.  For the avoidance of doubt, it is understood and agreed that a Relocation Services Agreement (whether or not an Eligible Relocation Services Agreement) that would be characterized as a “fixed fee” arrangement in accordance with the customary practices employed by the Master Servicer prior to the date hereof does not give rise to such a reimbursement obligation.

 “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAVL” means North American Van Lines, Inc., a Delaware corporation.

“Net Receivables Balance” means at any time (a) the Eligible Receivables Balance minus (b) the sum of the following amounts, as determined without duplication as of the most recent Measurement Date, (i) the portion of the Eligible Receivable Balance in excess of the Concentration Limit for each Employer, (ii) the Unbilled Miscellaneous Receivable Excess Concentration, and (iii) all unapplied Advance Employer Payments; it being understood that to the extent any of the items being deducted under clause (b) may include Aged Equity/Mortgage Receivables, such Aged Equity/Mortgage Receivables shall be included in such deducted items.

“Obligor” means a Relocating Employee or an Employer.

“OFAC” is defined in Section 5.1(d).

“Original Interest” is defined in Section 1.1(a).

“Original Purchase and Sale Agreement” is defined in the Purchase Agreement.

“Original Receivables Sale Agreement” is defined in the recitals.

“Origination Home” is an Eligible Home from which a Relocating Employee is moving in connection with his or her relocation.

“Origination Home Buyer” means the buyer (other than an Originator) of an Origination Home from the Relocating Employee or an Originator, as the case may be.

“Origination Home Closing Agent” means, with respect to any Origination Home, the title insurance company, closing company or lawyer acting for the Servicer in connection with the resale of such Origination Home.

“Origination Home Deed” means, with respect to any Origination Home, a deed or other instrument of conveyance executed by the related Relocating Employee that effects the conveyance of such Origination Home pursuant to the related Origination Home Purchase Contract.

“Origination Homes in Inventory” means an Origination Home which is subject to an executed Origination Home Purchase Contract between the Relocating Employee and an Originator and which has not yet been sold (or the sale of which has not been closed or the proceeds of which have not been received) under an Origination Home Sale Contract.

“Origination Home Purchase Contract” means the contract by which the related Originator purchases an Origination Home from a Relocating Employee.

“Origination Home Sale Contract” means the contract by which the related Originator sells an Origination Home to an Origination Home Buyer.

“Originator” means each of SIRVA Relo, Executive Relo and SIRVA Global.

“Outside Date” means:

(a)           with respect to any Equity Advance, Final Equity Payment or Mortgage Payment, the earlier of (i) 270 days following the funding of such Equity Advance by the related Originator and (ii) if the related

Receivable is a Billed Receivable, the date specified in clause (b) or (c) below, as applicable;

(b)           with respect to a Billed Receivable originated by SIRVA Relo or SIRVA Global, 90 days following the date of invoice for such Billed Receivable;

(c)           with respect to a Billed Receivable originated by Executive Relo, 60 days following the due date for such Billed Receivable; and

(d)           with respect to an Unbilled Miscellaneous Receivable, 30 days after the services giving rise to such Receivable have been performed.

“Parent” means SIRVA Worldwide, Inc., a Delaware corporation.

“Payment Date” means a Monthly Settlement Date, a Weekly Settlement Date and any other Business Day on which Available Funds are on deposit in the Collection Account.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Exceptions” means any of the following:

(i)            delay in the recording of a deed, mortgage or deed of trust that has been delivered to a Servicer in connection with an Relocating Employee Receivable so long as a Recording Trigger Event has not occurred;

(ii)           failure of the Seller and the Servicers to deliver to the Custodian an executed original Relocating Employee Note evidencing an Equity Advance so long as (A) with respect to any Relocating Employee Receivable originated after June 25, 2004, the time elapsed since the origination of such Relocating Employee Receivables does not exceed five Business Days, and (B) a Recording Trigger Event has not occurred;

(iii)          failure of a Custodian to hold the deeds described in clause (ii) of the definition of Specified Documents, provided that such deeds are held by an Origination Home Closing Agent that has received the letter described in clause (viii) of such definition; and

(iv)          the inclusion of restrictions on assignment in an Included Relocation Services Agreement, provided that (A) such restriction does not preclude the legal, valid and binding assignment of rights to payment to the Agent and the Purchasers, and (B) if applicable, the Originators are in compliance with their obligations under Section 5.3 of the Purchase Agreement with respect thereto.

“Permitted Investments” means (a) evidences of indebtedness issued by, or guaranteed by the full faith and credit of, the federal government of the United States, (b) repurchase agreements with banking institutions or broker-dealers the short term unsecured indebtedness of which is rated at least “A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds (i) rated not lower than the highest rating category from Moody’s and “AAA m” or “AAAm-g,” from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least “A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s.  All Permitted Investments must (1) be denominated and payable only in Dollars, (2) not have an “r” designation if rated by S&P, and (3) must mature (A) within thirty (30) days after the date of purchase thereof or (B) by the date on which the funds so invested are needed in order to make any payment required hereunder.

“Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

“Plan” means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means for any period, the daily average during such period of (a) the greater of (i) the floating commercial lending rate per annum of LaSalle (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by LaSalle) announced from time to time as its prime rate or equivalent for Dollar loans in the United States, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (b) the Applicable Class A Margin (with respect to Class A Investments) or the Applicable Class B Margin (with respect to Class B Investments) plus (c) on or after the occurrence of a Termination Event or in any event after December 31, 2007, 2.00%.

“Prime Tranche” is defined in the definition of “Tranche”.

“Principal Distribution Amount” means, with respect to any Business Day, the sum of (i) 85% of Available Funds deposited in the Collection Account since the immediately preceding Payment Date, to the extent such funds represent the payment on, or return of, principal on the Receivables, plus (ii) all amounts required to be paid by the Seller pursuant to Section 1.4(a), 1.4(b) and 1.4(c) but not yet paid.

“Purchase” means a Class A Purchase or a Class B Purchase.

“Purchase Agreement” means the Second Amended and Restated Purchase and Sale Agreement dated as of the date hereof between the Seller and the Originators, as the same may be amended or modified in accordance with its terms and the terms hereof.

“Purchase Date” means a Class A Purchase Date or a Class B Purchase Date.

“Purchase Interest” means a Class A Purchase Interest or Class B Purchase Interest.

“Purchaser” means a Class A Purchaser or Class B Purchaser.

“Ratable Share” means for each Purchaser, such Purchaser’s Commitment(s) divided by the aggregate Commitments of all Purchasers.

“Rating Agencies” means S&P and Moody’s.

“Receivable” means a Relocating Employee Receivable, taken together with the Employer Receivables under the related Included Relocation Services Agreement and all Related Assets with respect thereto; provided that the outstanding balance thereof shall be determined without duplication.  Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Servicer receives payment of such Deemed Collections under Section 1.4(c) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interests permitted by Section 1.4(d) is made.

“Receivables Balance” means, at any time, the aggregate outstanding principal amount of all Receivables sold by the Seller hereunder.

“Recording Trigger Event” means a Servicer Replacement Event.

“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

“Related Assets” means, with respect to the Receivables:

(a)           all rights and interests (including without limitation ownership interests and liens) to and in any Origination Home and/or other real or personal property arising under or related to the related Relocating Employee Contracts, whether or not evidenced by a deed and whether or not any such deed has been recorded, and all proceeds of the sale or other disposition of any such property, including, without limitation, the Origination Homes, the Origination Home Purchase Contracts, the Origination Home Sale Contracts and all proceeds thereof;

(b)           all interest accrued or to accrue under the Relocating Employee Relocation Services Agreements and the Relocation Services Agreements, including without limitation interest on Equity Advances, Mortgage Payments, Final Equity Payments and Miscellaneous Receivables;

(c)           all other collateral or other support arrangements made in connection with such Receivables or property, including all warranty and indemnity claims, all lien filings and all guaranties;

(d)           all security deposits delivered to an Originator in connection with any of the foregoing;

(e)           all rights to any payment of rent or similar amounts in connection with any of the foregoing;

(f)            all rights in respect of the Purchase Agreement, the Guaranty, the Relocating Employee Contracts, the Relocation Services Agreements, any purchase or sale contract, servicing agreement, interest rate hedge arrangement or other contract or agreement in connection with the foregoing;

(g)           any insurance (including without limitation title, hazard, casualty and credit insurance) and condemnation proceeds with respect to any of the foregoing;

(h)           all Records relating to such Receivables;

(i)            the Collection Account, the Lock-Box Accounts, the Investment Account and funds, investments, financial assets or other property credited to either such account; and

(j)            all other proceeds of any of the foregoing, including without limitation all present and future claims, demands, causes of action, chooses in action and other general intangibles in respect of any or all of the foregoing and all of the proceeds of every kind and nature whatsoever in respect of any of the foregoing, whether in the form of cash or other liquid property, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance payments, condemnation awards, instruments or other property.

“Relocating Employee” means (i) a person obligated to make payments in respect of an extension of credit to him or her by an Originator, as evidenced by a Relocating Employee Contract, or (ii) a person whose Origination Home may be transferred to, and/or disposed of by, an Originator in order to satisfy obligations due in connection with a Relocating Employee Contract.

“Relocating Employee Contract” means a contract with a Relocating Employee pursuant to which a Relocating Employee Receivable arises including, without limitation, a note evidencing any Equity Advance.

“Relocating Employee Receivable” means each obligation of an Relocating Employee to make payments in respect of an Equity Advance by an Originator to him or her, and/or such Relocating Employee’s obligation to transfer, or permit the disposition of, his or her Origination Home to repay or reimburse an Originator for any such Equity Advance, Final Equity Payment or Mortgage Payment, including without limitation any rights to any interest or finance charges arising in connection therewith.

“Relocation Service Fee” means the fee payable to an Originator by an Employer under the Relocation Services Agreement of such Employer with respect to the marketing and sale of a particular Origination Home.

“Relocation Services Agreement” means any relocation services agreement between an Originator and an Employer.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 2615 or any successor regulation thereto.

“Required Class A Purchasers” means Class A Purchasers holding more than 55% of the Class A Commitments (or, if two Class A Purchasers hold more than 55% of the Class A Commitments, at least three Class A Purchasers holding more than 55% of the Class A Commitments).

“Required Class B Purchasers” means Class B Purchasers holding more than 55% of the Class B Commitments (or, if two Class A Purchasers hold more than 55% of the Class B Commitments, at least three Class B Purchasers holding more than 55% of the Class B Commitments).

“Required Purchasers” means, prior to payment in full of all Class A Outstandings, the Required Class A Purchasers and thereafter the Required Class B Purchasers.

“Reserved Collection Matters” means decisions taken when no Termination Event exists regarding settlement and/or whether to initiate or proceed with litigation regarding the collection of Receivables identified in writing by the Servicers to the Agent as Reserved Collection Matters in an aggregate amount not in excess of $1,000,000.

“Responsible Person” means any executive officer or director of, or any Person (or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934) that own or control 5% or more of the equity in, SIRVA, Inc. or any of its Affiliates.

“Sale Contract Price” means, with respect to any Origination Home, the price required to be paid thereunder by the purchaser of such Origination Home under a valid and binding sale contract, which contract shall not be subject to any contingency other than a financing contingency.

“S&P” means Standard & Poor’s Ratings Services.

“Second Restatement Date” means the date on which all of the conditions precedent set forth in Section 7.1 are satisfied or waived by the Agent and the Purchasers.

“Seller” is defined in the first paragraph hereof.

“Seller Account” means the Seller’s account number 30-0144740/5800691395 at National City Bank, or such other account designated by the Seller to the Agent with at least ten (10) days prior notice.

“Servicer” is defined in Section 3.1(a).

“Servicer Fee” is defined in Section 3.5.

“Servicer Replacement Event” means the occurrence of any Termination Event.

“Settlement” means the sum of all claims and rights to payment pursuant to Section 1.4 or 1.6 or any other provision owed to Purchasers (or owed to the Agent or the Servicer for the benefit of the Purchasers) by the Seller that, if paid, would be applied to reduce the Purchasers’ Investments.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SIRVA Credit Agreement” means Credit Agreement dated as of December 1, 2003, as amended through the Second Restatement Date, among Parent, certain subsidiaries thereof, the several lenders party thereto, JPMorgan Chase Bank, as administrative agent, Banc of America Securities LLC, as syndication agent, and Credit Suisse First Boston, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P. as documentation agents.

“SIRVA Entity” means any of the Parent, NAVL, the Seller, the Servicers and the Originators.

“SIRVA Global” is defined in the first paragraph hereof.

“SIRVA Mortgage” means  SIRVA Mortgage, Inc., a wholly owned subsidiary of CMS Holding, LLC and an indirect wholly owned subsidiary of SIRVA, Inc.

“SIRVA Relo” is defined in the first paragraph hereof.

“Sold Interests” means the Class A Sold Interest and the Class B Sold Interest.

“Special Obligor” means (i) Pricewaterhouse Coopers LLP, and (ii) any other Included Employer so designated in writing by the Agent with the written consent of the Required Class A Purchasers and the Required Class B Purchasers following a request to do so by the Seller.

“Special Obligor Limit” means the following percentage of the Eligible Receivables Balance for the following Special Obligor:  (i) for Pricewaterhouse Coopers LLP, 15% and (ii) for any other Special Obligor, such other Special Obligor Limit as the Agent with the written consent of the Required Class A Purchasers and the Required Class B Purchasers may designate in a written notice to the Seller for such Special Obligor.

“Specified Adjustments” means adjustments to the financial results of SIRVA, Inc. for the periods and in amounts materially similar to the amounts specified in SIRVA, Inc.’s Form 8-K filed September 21, 2005, to be evidenced by restatements of SIRVA, Inc.’s financial statements for the fiscal year ended December 31, 2004 to be made available to the Agent and the Purchasers no later than November 30, 2005; provided, however, that (x) except as has been disclosed by the Servicers to the Purchasers in the supplement to the Fee Letter delivered in connection with the First Amendment dated as of March 31, 2005 to the Original Receivables Sale Agreement, such adjustments do not result from (and are not alleged by any Governmental Authority or Responsible Person to have resulted from) fraud, misconduct or similar circumstances, and (y) such adjustments do not have a Material Adverse Effect.

“Specified Documents” means, with respect to any Receivable,

(i) in the case of an Equity Advance, the original (or to the extent of Permitted Exceptions a copy) of an executed promissory note payable by the related Relocating Employee,

(ii) in the case of a Final Equity Payment or Mortgage Payment Advance, the original Origination Home Deed (or to the extent of Permitted Exceptions a copy thereof), which deed provides the basis for the transaction giving rise to such Relocating Employee Receivable and shall be in recordable form and shall name the Seller (or, with respect to deeds received prior to the date hereof, an Originator) as the owner of such Origination Home, together with an identical original deed in recordable form (or to the extent of Permitted Exceptions a copy thereof), which deed is executed by the Seller or an Originator, as applicable, in blank or to the Origination Home Buyer,

(iii) any guarantees of the related Relocating Employee Receivable,

(iv) in the case of a Final Equity Payment or Mortgage Payment Advance, an original executed copy of any pending contract for the purchase or sale of such Origination Home,

(v) in the case of a Final Equity Payment or Mortgage Payment Advance, any original title policy or title commitment executed in connection with such purchase or sale agreement, which title policy or commitment shall name the Seller and its assigns as beneficiaries,

(vi) if applicable, an original executed copy of any mortgage or deed of trust executed by such Relocating Employee in connection with such Relocating Employee Receivable, together with an assignment of such mortgage or deed of trust in recordable form executed in blank by the Relocating Employee or the related Originator,

(vii) an original executed copy of the related Relocation Services Agreement, and

(viii) a copy of the written direction to the related Origination Home Closing Agent to send the proceeds of the sale of the Origination Home to the Collection Account.

“Subordinated Note” means a revolving promissory note issued by the Seller to an Originator under the Purchase Agreement.

“Subservicer” is defined in the first paragraph hereof.

“Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by such Person or by one or more other Subsidiaries of such Person.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means the earliest of (a) the Business Day designated by the Seller with no less than thirty (30) days’ (or, during the continuance of a Trigger Event, five (5) Business Days’) prior notice to the Agent, (b) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (c) the date designated by the Agent to the Seller at any time after the occurrence and during the continuance of any other Termination Event and (d) September 30, 2007.

“Termination Event” means the occurrence of any one or more of the following:

(a)           any representation, warranty, certification or statement made, or deemed made by any SIRVA Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made or deemed made; or

(b)           any SIRVA Entity fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.4(a)); or

(c)           the Seller or the Servicer fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.1(b), 5.1(e), 5.1(g), 5.1(i), 5.1(j), 5.2(b), 5.2(e), 5.2(h) or 5.2(i) of this Agreement or any Originator fails to observe or perform any covenant or agreement contained in Sections 5.1(b), 5.1(e), 5.1(g), 5.1(i) or 5.1(j) of the Purchase Agreement; or

(d)           any SIRVA Entity fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for 15 Business Days; or

(e)           any SIRVA Entity suffers a Bankruptcy Event; or

(f)            the Dilution Ratio exceeds 2% for any calendar month, or the Default Ratio exceeds 12% for any calendar month; or

(g)           (i) any SIRVA Entity, directly or indirectly, disaffirms or contests in writing the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of any SIRVA Entity party thereto; or

(h)           (i) any SIRVA Entity (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness (except in aggregate principal amount of less than $10,000,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (ii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by SIRVA Entity of any of its financial assets; or

(i)            any event of default occurs under the SIRVA Credit Agreement; provided that no waiver thereunder or amendment thereof with respect to any events of default under, or any financial covenants (including defined terms as used therein) contained in, the Sirva Credit Agreement shall be effective for purposes of this Agreement unless the Agent shall have consented thereto in writing; or

(j)            SIRVA, Inc. ceases to own (directly or indirectly) all of the issued and outstanding shares of capital stock, membership interests or other equity interests of any other SIRVA Entity; or

(k)           during the past twelve months more than ten percent of the average number of Employers that were parties to Relocation Services Agreements over the past twelve months have given notice of termination of such Relocation Service Agreements; or

(l)            on or after December 31, 2007, the Sold Interests shall be greater than $0 or any other amount owed to the Agent or the Purchasers shall remain unpaid; or

(m)          any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Adverse Claim in favor of the PBGC or a Plan shall arise on the assets of any SIRVA Entity or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (v) any SIRVA Entity or other Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in any SIRVA Entity’s or any Commonly Controlled Entity’s becoming responsible for any liability in respect of a Former Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in liability which would have a Material Adverse Effect; or

(n)           one or more judgments or decrees shall be entered against any SIRVA Entity involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.

“Tranche” means a portion of the Investment of the Purchasers allocated to a Tranche Period pursuant to Section 1.2.  A Tranche is a Eurodollar Tranche or Prime Tranche depending whether Discount accrues during its Tranche Period based on a Eurodollar Rate or Prime Rate.

“Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.2, which (i) for a Eurodollar Tranche shall be a period of seven days, one month, two months or three months, and (ii) for a Prime Tranche shall be a number of days, not to be less than 2 days and not to exceed 30 days.

“Transaction Documents” means this Agreement, the Fee Letter, the Purchase Agreement, the Subordinated Notes, the Guaranty, the Bailment Agreements, the Consents to Assignment, and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

“Transfer Supplement” means an agreement among the parties hereto pursuant to which an existing Purchaser transfers an interest in its rights and obligations hereunder.

“Trigger Event” is defined in the Purchase Agreement.

“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

“Unbilled Miscellaneous Receivable” means a Miscellaneous Receivable that is not a Billed Receivable.

“Unbilled Miscellaneous Receivable Excess Concentration” means at any time (a) the aggregate outstanding principal balance of all Unbilled Miscellaneous Receivables included in the Eligible Receivables, minus (b) 15% of the Eligible Receivables Balance.

“United States” means the United States of America (including all states and political subdivisions thereof).

“Unsold Origination Home Receivable” means a Receivable incurred in respect of an Equity Advance, Final Equity Payment or Mortgage Payment on an Origination Home that has not yet been sold to an Origination Home Buyer (or the sale of which has not been closed or the sale proceeds of which have not been received).

“Unused Class A Commitment” means, for any Class A Purchaser at any time, the difference between its Class A Commitment and its Class A Investment then outstanding.

“Unused Class B Commitment” means, for any Class B Purchaser at any time, the difference between its Class B Commitment and its Class B Investment then outstanding.

“Weekly Report” means the report of the Master Servicer substantially in the form of Exhibit C-2.

“Weekly Reporting Date” means Thursday of each week or, if such day is not a Business Day, the immediately preceding Business Day, or such other day as the Agent may approve.

“Weekly Settlement Date” means the first Business Day following a Weekly Reporting Date.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.  Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.